UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MARSHALL & ILSLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MARSHALL & ILSLEY CORPORATION

770 North Water Street

Milwaukee, Wisconsin 53202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 27, 2010

TO THE SHAREHOLDERS OF MARSHALL & ILSLEY CORPORATION:

The 2010 Annual Meeting of Shareholders of Marshall & Ilsley Corporation (the “Company”) will be held at the Cooley Auditorium on the Milwaukee Area Technical College campus, 1015 North 6th Street – 2nd Floor, Milwaukee, Wisconsin, on Tuesday, April 27, 2010 at 10:00 a.m., local time, for the following purposes:

1.	To elect the 14 individuals recommended by the Board of Directors to serve as directors;

2.	To approve the Marshall & Ilsley Corporation 2010 Equity Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2010;

4.	To approve a non-binding, advisory proposal on the compensation of the Company’s executive officers; and

5.	To transact such other business as may properly come before the Annual Meeting, all in accordance with the accompanying Proxy Statement.

Shareholders of record at the close of business on March 1, 2010 are entitled to notice of and to vote at the Annual Meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held. Therefore, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by submitting a proxy as instructed in the Notice of Internet Availability or, as applicable, in the enclosed envelope. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the final vote at the Annual Meeting. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of the Company in writing or by telephone of such revocation, or by voting again at a later date on the Internet or over the telephone. Only the latest ballot or Internet or telephone proxy submitted by a shareholder prior to the Annual Meeting will be voted.

If your shares are held in “street name” (through a broker, bank or other nominee), you may need to contact your broker, bank or other nominee to determine how to vote electronically using the Internet or telephonically, or what is required to vote your shares in person at the Annual Meeting.

GINA M. MCBRIDE, Vice President and Secretary

March 12, 2010

Appendix A:	Marshall & Ilsley Corporation 2010 Equity Incentive Plan

i

MARSHALL & ILSLEY CORPORATION

770 North Water Street

Milwaukee, Wisconsin 53202

March 12, 2010

Proxy Statement

This document relates to the solicitation of proxies by the Board of Directors of Marshall & Ilsley Corporation (the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m., local time, on Tuesday, April 27, 2010 at the Cooley Auditorium on the Milwaukee Area Technical College campus, 1015 North 6th Street – 2nd Floor, Milwaukee, Wisconsin. At the Annual Meeting, the shareholders of the Company will vote on proposals (1) to elect the 14 individuals recommended by the Board of Directors to serve as directors, (2) to approve the Marshall & Ilsley Corporation 2010 Equity Incentive Plan, (3) to ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010, and (4) to approve a non-binding advisory proposal on the compensation of the Company’s executive officers.

Under rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report to Shareholders available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be borne by the Company. No solicitation other than by mail and via the Internet is contemplated, except that officers or employees of the Company or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. In addition, the Company has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist in the solicitation of proxies for a fee of approximately $7,500, plus administrative costs and any reasonable out-of-pocket disbursements. The Notice and, as applicable, this Proxy Statement, were sent to the Company’s shareholders commencing on or about March 12, 2010.

The Company has two classes of capital stock outstanding: its $1.00 par value common stock (the “Common Stock”) and its non-voting Senior Preferred Stock, Series B (the “Senior Preferred Stock”). As of March 1, 2010, the Company had 526,872,668 shares of Common Stock and 1,715,000 shares of Senior Preferred Stock outstanding. Each holder of record of Common Stock at the close of business on March 1, 2010 will be entitled to one vote for each share of Common Stock registered in such shareholder’s name. The presence, in person or by proxy, of the holders of a majority of the shares of the Common Stock outstanding on the record date is required for a quorum with respect to the matters on which action is to be taken at the Annual Meeting. The holder of the Senior Preferred Stock does not have voting rights with respect to the matters to be considered at the Annual Meeting.

Shareholders may revoke or change their proxies at any time before the final vote at the Annual Meeting by advising the Secretary of the Company in writing or by telephone of such revocation, or by voting again at a later date on the Internet or over the telephone. Only the latest ballot or Internet or telephone proxy submitted by a shareholder prior to the Annual Meeting will be counted.

The Company has instituted the Dividend Reinvestment and Cash Investment Plan (the “Reinvestment Plan”) administered by Continental Stock Transfer & Trust Company, as Trustee. Under the provisions of the Reinvestment Plan, shares of Common Stock are acquired and held in nominee name by Continental Stock

Transfer & Trust Company for participating shareholders. Shares so held have been separately designated on the proxy voting materials and will be voted at the Annual Meeting in the same manner in which the participant votes those shares registered in his or her own name.

If you are a participant in the 2000 Employee Stock Purchase Plan, the 2009 Employee Stock Purchase Plan or the M&I Retirement Program, shares held in your account have been separately designated on your proxy voting materials and will be voted at the Annual Meeting in the same manner in which you vote those shares registered in your name. Plan shares not voted by participants will be voted by the plan administrator or trustee in accordance with the terms of the respective plan.

Unless otherwise directed, all proxies will be voted as follows:

•	FOR the election of each of the individuals nominated to serve as a director;

•	FOR approval of the Marshall & Ilsley Corporation 2010 Equity Incentive Plan;

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors; and

•	FOR approval of the non-binding advisory proposal on the compensation of the Company’s executive officers.

Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners to vote shares as to a particular matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining a quorum.

Your vote is very important! If you hold your shares in “street name” through a broker, bank or other nominee, your nominee is not permitted to vote your shares on certain important matters, including election of directors, without instructions from you. Shareholders who hold shares in street name are urged to contact their broker, bank or other nominee to determine how to vote electronically using the Internet or telephonically, or what is required to vote their shares at the Annual Meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting

This Proxy Statement and the Company’s Annual Report to Shareholders are available for review on the Internet. Instructions on how to access and review the materials on the Internet can be found on the Notice, or as applicable, on the accompanying proxy card.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table set forth below lists as of February 15, 2010 (unless otherwise indicated) information regarding the beneficial ownership of shares of Common Stock by each current director, each nominee for director, each named executive officer of the Company, each person believed by the Company to be a beneficial owner of more than 5% of the Common Stock, and all current directors and executive officers of the Company as a group.

As used in this Proxy Statement, the term “named executive officers” refers to those individuals included in the Summary Compensation Table set forth in the “Executive Compensation” section below. For 2010, the named executive officers of the Company are: Mark F. Furlong, President and Chief Executive Officer; Gregory A. Smith, Senior Vice President and Chief Financial Officer; Kenneth C. Krei, Senior Vice President and Chairman, President and Chief Executive Officer of Marshall & Ilsley Trust Company National Association; Thomas R. Ellis, Senior Vice President; and Thomas J. O’Neill, Senior Vice President.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	39,227,186	(2)	7.4%
Andrew N. Baur	196,443	(3)	*
Jon F. Chait	175,573	(4)	*
John W. Daniels, Jr.	38,257	(5)	*
Thomas R. Ellis	561,288	(6)	*
Mark F. Furlong	1,669,468	(7)	*
Ted D. Kellner	502,035	(8)	*
Kenneth C. Krei	479,748	(9)	*
Dennis J. Kuester	2,094,861	(10)	*
David J. Lubar	640,642	(11)	*
Katharine C. Lyall	74,964	(12)	*
John A. Mellowes	82,582	(13)	*
San W. Orr, Jr.	957,115	(14)	*
Thomas J. O’Neill	732,022	(15)	*
Robert J. O’Toole	83,095	(16)	*
Peter M. Platten, III	311,642	(17)	*
John S. Shiely	62,013	(18)	*
Gregory A. Smith	397,283	(19)	*
George E. Wardeberg	83,243	(20)	*
James B. Wigdale	1,543,654	(21)	*

All current directors and executive officers of the Company as a group (33 persons) own 14,595,900 shares of Common Stock or 2.8% of the total Common Stock outstanding as of March 1, 2010. (22)

*less than 1%

(1)	Except as indicated below, all shares shown in the table are owned with sole voting and investment power. Includes options transferred to the employee’s immediate family or trust or partnership for the benefit thereof.

(2)	This information is based on the Schedule 13G filed on February 11, 2010 by T. Rowe Price Associates, Inc. (“Price Associates”). According to the Schedule 13G, Price Associates has sole voting power with respect to 9,937,982 shares of Common Stock and sole dispositive power with respect to 39,227,186 shares of Common Stock. The shares are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the shares. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(3)	Includes 24,043 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 167,494 shares held by Mr. Baur’s family trust and 4,906 shares held in the Company’s deferred compensation plan for directors.

(4)	Includes 30,723 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 1,000 shares held by Mr. Chait’s IRA, 4,000 shares held by Mr. Chait’s spouse and 12,850 shares held in the Company’s deferred compensation plan for directors.

(5)	Includes 24,043 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 1,000 shares held by Mr. Daniels’ grandchild for which Mr. Daniels is custodian and 12,695 shares held in the Company’s deferred compensation plan for directors.

(6)	Includes 316,209 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 7,037 shares acquired as stock salary compensation, 31,465 shares held in the M&I Retirement Program and 48,218 shares held in the Company’s deferred compensation plan for executives.

(7)	Includes 1,112,704 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 21,649 shares acquired as stock salary compensation, 16,882 shares held in the M&I Retirement Program, 12,500 shares held by Mr. Furlong’s IRA and 157,215 shares held in the Company’s deferred compensation plan for executives.

(8)	Includes 47,096 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010. Includes 49,998 shares held in trust for which Mr. Kellner exercises shared voting power, 127,200 shares as to which Mr. Kellner exercises sole voting power and 27,741 shares held in the Company’s deferred compensation plan for directors. Of the shares of common stock beneficially owned by Mr. Kellner, 250,000 are pledged as security.

(9)	Includes 300,843 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 7,037 shares acquired as stock salary compensation, 2,000 shares held by Mr. Krei’s IRA and 729 shares held in the M&I Retirement Program.

(10)	Includes 1,622,226 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 8,735 shares held in a donor-advised charitable foundation, 238,027 shares held in a GRAT, 1,115 shares held by Mr. Kuester’s IRA, 1,135 held in Trust for Mr. Kuester’s grandchild and 2,802 shares held in the Company’s deferred compensation plan for directors.

(11)	Includes 10,681 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 18,756 shares held in the Company’s deferred compensation plan for directors, 10,000 shares held by Mr. Lubar’s family trust and 593,084 held in a general partnership in which Mr. Lubar exercises shared voting power.

(12)	Includes 62,129 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010 and 4,835 shares held in the Company’s deferred compensation plan for directors.

(13)	Includes 44,086 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 1,200 shares held in trust as to which Mr. Mellowes disclaims beneficial ownership, and 35,106 shares held in the Company’s deferred compensation plan for directors.

(14)	Includes 50,767 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 762,689 shares held by trusts for which Mr. Orr exercises shared voting and investment power and as to which Mr. Orr disclaims beneficial ownership, 100,698 shares held by Mr. Orr’s Trust and 42,961 shares held in the Company’s deferred compensation plan for directors.

(15)	Includes 525,478 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 6,673 shares acquired as stock salary compensation, 6,709 shares held in the M&I Retirement Program, and 62,036 shares held in the Company’s deferred compensation plan for executives.

(16)	Represents 44,086 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010 and 39,009 shares held in the Company’s deferred compensation plan for directors.

(17)	Includes 57,677 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 64,893 shares held by Mr. Platten’s family as to which he disclaims beneficial ownership, 98,841 shares held by Mr. Platten’s IRA and 2,601 held in the Company’s deferred compensation plan for directors. Of the shares of Common Stock beneficially owned by Mr. Platten, 70,000 shares are pledged as security.

(18)	Includes 44,086 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010 and 3,928 shares held in the Company’s deferred compensation plan for directors.

(19)	Includes 183,410 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 7,037 shares acquired as stock salary compensation and 47,974 shares held in the Company’s deferred compensation plan for executives.

(20)	Represents 50,767 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 10,000 shares held by Mr. Wardeberg’s Trust and 22,476 shares held in the Company’s deferred compensation plan for directors.

(21)	Includes 1,131,093 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 2,290 shares held in the Company’s deferred compensation plan for directors and 171,921 shares held by Mr. Wigdale’s family as to which he disclaims beneficial ownership.

(22)	Includes 8,151,048 shares that could be acquired pursuant to the exercise of stock options within 60 days of February 15, 2010, 82,432 shares acquired as stock salary compensation, 349,957 shares held in the Company’s deferred compensation plan for directors, 533,612 shares held in the Company’s deferred compensation plan for executives, 134,923 shares held in the M&I Retirement Program and 1,735,442 shares of restricted stock as to which the holders exercise sole voting power.

In addition to the ownership of Common Stock described above, as of March 1, 2010, each of Messrs. Baur, Ellis, Krei, Kuester, Orr, Shiely, Smith and Wigdale beneficially owns a total of 28 shares of Series A Adjustable Rate Preferred Stock (the “REIT Preferred Stock”) of M&I Zion Investment II Corporation and M&I Marshall & Ilsley Investment II Corporation, two of the Company’s subsidiaries formed as real estate investment trusts (the “M&I REIT Subsidiaries”). Mr. Kuester’s wife also owns a total of 28 shares of REIT Preferred Stock of the M&I REIT Subsidiaries. Mr. Kuester disclaims beneficial ownership of these shares. Each such person owns less than 1% of the outstanding REIT Preferred Stock of each of the M&I REIT Subsidiaries. All current directors and executive officers as a group beneficially own a total of 476 shares of Preferred Stock of the M&I REIT Subsidiaries, representing 1.6% of the REIT Preferred Stock of each subsidiary. In addition, each of Messrs. Baur and Furlong beneficially owns three shares of preferred stock of SWB Investment II Corporation, which is also a subsidiary of the Company formed as a real estate investment trust. Mr. Furlong’s wife also owns one share of SWB Investment II Corporation. All current directors and executive officers as a group beneficially own a total of 12 shares of preferred stock of SWB Investment II Corporation, representing 1.3% of the preferred stock of such company.

On November 14, 2008, as part of the Capital Purchase Program (the “Capital Purchase Program”) offered by the United States Department of the Treasury (the “U.S. Treasury”), the Company entered into a Letter Agreement with the U.S. Treasury pursuant to which the Company agreed to sell 1,715,000 shares of Senior Preferred Stock to the U.S. Treasury, along with a warrant to purchase 13,815,789 shares of Common Stock (the “Warrant Shares”) at an initial exercise price of $18.62 per share. The U.S. Treasury currently owns all issued and outstanding Senior Preferred Stock of the Company. The “Security Ownership of Beneficial Owners” table above does not reflect the U.S. Treasury’s ownership of the Senior Preferred Stock because, subject to the terms of the Certificate of Designations of the Senior Preferred Stock, the Senior Preferred Stock is non-voting, except for class voting rights on matters that would adversely affect the rights of the holders of the Preferred Stock. The table does not reflect beneficial ownership by the U.S. Treasury of the Warrant Shares because, pursuant to the Letter Agreement, the U.S. Treasury does not have any voting rights with respect to the Warrant Shares.

PROPOSAL 1. ELECTION OF DIRECTORS

In accordance with the Company’s Restated Articles of Incorporation, the individuals elected at the Annual Meeting will serve for one year terms expiring at the 2011 Annual Meeting and, with respect to each director, until his or her successor is elected and qualified. The term of each incumbent director listed below under “Nominees Standing for Election” expires at the 2010 Annual Meeting. Andrew N. Baur, whose term expires at the Annual Meeting, is not standing for re-election. The Board is grateful to Mr. Baur for his years of service to the Company.

The Nominating Committee has adopted guidelines for evaluating and selecting candidates for nomination to the Board of Directors. The guidelines direct the Nominating Committee and the other directors to recognize that the contribution of the Board of Directors depends not only on the character and capacities of the directors taken individually, but also on their collective strengths. To that end, the guidelines state that the Board should be composed of directors who:

•	bring to the Board a variety of experience and backgrounds;

•	form a central core of business executives with substantial senior management experience and financial expertise;

•	have substantial experience outside the business community (i.e., in government or advanced academia); and

•	represent the balanced, best interests of the shareholders as a whole and the interests of the Company’s stakeholders, as appropriate, rather than special interest groups or constituencies.

The Nominating Committee evaluates the Board as a whole to determine the extent to which these guidelines are satisfied. Taken together, the Nominating Committee believes that the directors listed below fulfill these objectives. The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Nominating Committee’s conclusion that each director should serve as a director of the Company.

Vote Required

Directors are elected by a plurality of the votes cast by holders of the Common Stock entitled to vote at a meeting at which a quorum is present. In other words, the 14 nominees who receive the largest number of votes will be elected as directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no legal effect in the election of directors. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in an election of directors.

In accordance with the Company’s Corporate Governance Guidelines, any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation offer to the Chairman of the Board. The Nominating Committee will promptly consider the tendered resignation offer and recommend to the Board whether to accept or reject it. The Board will act on the Nominating Committee’s recommendation no later than 90 days following the tender of the director’s resignation offer, and will disclose its decision (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation offer) within four business days following such decision. This description of the Corporate Governance Guidelines provision regarding director elections is qualified in its entirety by the full text of the Corporate Governance Guidelines, which are available on the Company’s web site at www.micorp.com.

The Board of Directors recommends a vote FOR the election of each of the individuals nominated to serve as a director.

NOMINEES STANDING FOR ELECTION

Name and Age (as of March 1, 2010)	Principal Occupation, Directorships and Qualifications

Jon F. Chait Age 59

Chairman of the Board and Chief Executive Officer of Hudson Highland Group, Inc., a leading provider of permanent recruitment, contract professionals and talent management services worldwide, since October 2002; Chairman of Spring Group, plc, a provider of workforce management solutions, May 2000 through June 2002 and Chief Executive Officer from May 2000 to March 2002; Chairman and Chief Executive Officer of Magenta.com, a developer of web-enabled human resource solutions, 1998 to 2000; Executive Vice President, Secretary and Director, August 1991 to July 1998, Managing Director-International Operations, 1995 to July 1998, Chief Financial Officer, August 1993 to July 1998, Manpower Inc. and Executive Vice President, September 1989 to July 1998, Manpower International Inc., a provider of temporary employment services. A Director since 1990.

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience and financial expertise Mr. Chait has obtained as the Chief Executive Officer of Hudson Highland Group, a publicly-traded company, and his long history of leadership positions at other large companies. Mr. Chait also has 14 years of experience as an attorney in private practice specializing in banking matters. In addition to these experiences, his nearly 20 years as a director of the Company and his service on the Risk Management Committee have provided him with a deep understanding of the business of the Company and the markets in which it competes, and provide continuity to the Board as a whole.

John W. Daniels, Jr. Age 61

Chairman since September 2007 and Partner since 1981, Quarles & Brady, L.L.P., a law firm. Chairman of the Board of North Milwaukee State Bank, 1997 to April 2005. National President, American College of Real Estate Lawyers. Also a director of V&J Foods, Inc. (and affiliates controlled by V&J Foods, Inc.), Metropolitan Milwaukee Association of Commerce, Greater Milwaukee Foundation, Zilber Foundation, Wisconsin United for Health Foundation, Inc., Greater Milwaukee Committee, Aurora Health Care and Ralph Evinrude Foundation. A Director since April 2005.

The Nominating Committee believes that Mr. Daniels’s experience in the legal and business communities, his leadership position at Quarles & Brady, L.L.P. and his previous experience as a director of North Milwaukee State Bank make him a valuable member of the Board of Directors. The Board also benefits from the important perspective Mr. Daniels provides as a leader in the African-American community. His experience as a director of the Company and a member of the Nominating and Corporate Governance Committee and Risk Management Committee has provided him with an in-depth understanding of its business and the markets in which it competes, and provides continuity to the Board as a whole.

Name and Age (as of March 1, 2010)	Principal Occupation, Directorships and Qualifications

Mark F. Furlong Age 52

Chief Executive Officer since April 2007, President since April 2005, Executive Vice President from January 2002 to April 2005, Senior Vice President from April 2001 to January 2002, and Chief Financial Officer from April 2006 to June 2006 and April 2001 to October 2004; Chairman of the Board since December 2009, Director and President since July 2004, and Chief Executive Officer since April 2007 of M&I Marshall & Ilsley Bank; Director, Vice President and Treasurer of M&I Private Equity Group LLC and M&I Ventures L.L.C.; Director of Marshall & Ilsley Trust Company National Association and Milease, LLC; Senior Vice President of Southwest Bank, an M&I Bank. Also a director of Kforce Inc., a professional staffing firm, Wisconsin Manufacturers & Commerce, Greater Milwaukee Committee, Metropolitan Milwaukee Association of Commerce, United Performing Arts Fund and Junior Achievement of Wisconsin. A Director since April 2006.

The Nominating Committee believes that Mr. Furlong’s experience in the highest leadership positions within the Company, including his service as a director, and his extensive business background and financial expertise make him a critical member of the Board of Directors.

Ted D. Kellner Age 63

Chairman and Chief Executive Officer of Fiduciary Management, Inc., an investment management firm, since 1980. Also a director of American Family Mutual Insurance Company and Kelben Foundation, Inc. Served as a director of Metavante Technologies, Inc., a publicly-traded company that provided banking and payments technologies to financial services firms, from 2007 to 2009. A Director since April 2000.

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience and knowledge of financial markets and investment matters that Mr. Kellner has obtained in his long-standing role as the Chief Executive Officer of Fiduciary Management, Inc. Mr. Kellner has also been a substantial investor in the Company for over 20 years as an individual and through his family and his company, giving him a direct stake in the long-term success of the Company. His nearly 10 years of service as a director of the Company and his past service as a director of its former subsidiary, Metavante Technologies, Inc., have provided him with a deep understanding of the Company’s business and the markets in which it competes, and provide continuity to the Board as a whole.

Name and Age (as of March 1, 2010)	Principal Occupation, Directorships and Qualifications

Dennis J. Kuester Age 67

Chairman of the Board since January 2005, Chief Executive Officer from January 2002 to April 2007, and President of the Company from 1987 to 2005; Chairman of the Board from October 2001 to December 2009, Chief Executive Officer from October 2001 to April 2007, President from 1989 to October 2001 and Director since 1989, M&I Marshall & Ilsley Bank. Also a director of Modine Manufacturing Company, Wausau Paper Corp., Benz Oil, Inc., Froedtert Hospital, Medical College of Wisconsin, the Lynde and Harry Bradley Foundation, Christian Stewardship Foundation and the Russian American Christian University. Served as a director of Metavante Technologies, Inc., a publicly-held company that provided banking and payments technologies to financial services firms, from 2007 to 2009. A Director since February 1994.

The Nominating Committee believes that Mr. Kuester’s extensive experience with the Company, including his former role as its President and Chief Executive Officer, has given him an in-depth knowledge of all aspects of the Company’s business and the banking industry. He is an experienced director of the Company, having served for nearly 16 years, a past director of Metavante Technologies, Inc., a former subsidiary of the Company, and a director of other publicly-traded companies. This experience has provided him with a deep understanding of the business of the Company and the markets in which it competes, and provides continuity to the Board as a whole.

David J. Lubar Age 55

President of Lubar & Co. Incorporated, a private equity investment firm, since 1992. Also a director of The Northwestern Mutual Life Insurance Company, Codgell Spencer, Inc., Greater Milwaukee Foundation, Milwaukee Jewish Federation, Jewish Community Foundation, UWM Foundation, UWM Real Estate Foundation, University School of Milwaukee, Wisconsin Policy Research Institute, Metropolitan Milwaukee Association of Commerce, and Froedtert & Community Health and various private companies. A Director since April 2007.

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience Mr. Lubar has obtained as President of Lubar & Co. Incorporated and his prominent position in the investment community. Through this experience, Mr. Lubar also possesses financial expertise and an understanding of complex financial transactions and markets, which make him a valuable member of the Risk Management Committee. Mr. Lubar’s experience as an incumbent member of the Board and his service on the Risk Management Committee provide him with an in-depth understanding of the business of the Company and the markets in which it competes, and provide continuity to the Board as a whole.

Name and Age (as of March 1, 2010)	Principal Occupation, Directorships and Qualifications

Katharine C. Lyall Age 68

Retired; President of the University of Wisconsin System from 1992 to September 2004. Also a director of Carnegie Foundation for the Advancement of Teaching, United Way of Dane County (Wisconsin), Council for Aid to Education, Wisconsin Public Television and Wisconsin United For Health. Served as a director of Alliant Energy Corporation, a publicly-held company from 1986 to 2005. A Director since December 1997.

The Nominating Committee believes that Ms. Lyall’s substantial experience as a leader in the academic community brings valuable variety to the Board from outside the business community. Her nearly 13 years of experience as a director of the Company and her important role on the Audit Committee have provided her with a deep understanding of the Company’s business and the markets in which it competes, and provide continuity to the Board as a whole.

John A. Mellowes Age 71

Chairman and Chief Executive Officer since 1980 of Charter Manufacturing Company, Inc., a producer of bar, rod, wire and wire parts for the auto industry and other industries. Also a director of Twin Disc, Inc. (a heavy duty off-highway power transmission equipment designer, manufacturer and seller), YMCA of Metropolitan Milwaukee and Junior Achievement of Wisconsin, Inc., and a member of the Board of Regents of the Milwaukee School of Engineering. A Director since April 2002.

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience and financial expertise Mr. Mellowes has obtained as the Chief Executive Officer of Charter Manufacturing Company Inc., a large private company, and his other public company director experience. In addition, his extensive experience as a director of the Company and his service on the Retirement Investment Committee have provided him with an in-depth understanding of the business of the Company and the markets in which it competes, and provide continuity to the Board as a whole.

Name and Age (as of March 1, 2010)	Principal Occupation, Directorships and Qualifications

San W. Orr, Jr. Age 68

Chairman of the Board and director of Wausau Paper Corp.; Attorney, Estates of A.P. Woodson & Family. Also a director and President of the Woodson YMCA Foundation and Nancy Woodson Spire Foundation, Inc., director of M&I Marshall & Ilsley Bank, the Lynde and Harry Bradley Foundation and Chairman Emeritus of the University of Wisconsin Foundation. A Director since July 1994.

Mr. Orr brings to the Board of Directors substantial experience in the legal and business communities, and the Nominating Committee believes that this experience has provided him with significant and valuable business and financial expertise. The Board also benefits from Mr. Orr’s past experience as a member of the audit committees of several public company boards. Mr. Orr’s nearly 16 years of experience as a director of the Company and his ten years of valuable service on its Audit Committee, including its Chairman and its designated Audit Committee Financial Expert, have provided him with a deep understanding of the business of the Company and the markets in which it competes, and provide continuity to the Board as a whole.

Robert J. O’Toole Age 69

Retired; Chairman of the Board and Chief Executive Officer from April 1992 to December 2005 and President and Chief Executive Officer from 1989 to 1992, and President and Chief Operating Officer from 1986 to 1989, A.O. Smith Corporation, a manufacturer of electric motors and water systems technologies. Also a director of A.O. Smith Corporation, Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment, Factory Mutual Insurance Company, and M&I Marshall & Ilsley Bank. A Director since April 2002.

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience and financial expertise Mr. O’Toole obtained as the Chairman of the Board and Chief Executive Officer of A.O. Smith Corporation, a large manufacturing company. In addition, Mr. O’Toole has nearly eight years of experience as a director of the Company and is a valuable member of both the Compensation and Human Resources Committee and the Audit Committee, providing him with important insight into the business of the Company and the markets in which it competes, and providing continuity to the Board as a whole.

Name and Age (as of March 1, 2010)	Principal Occupation, Directorships and Qualifications

Peter M. Platten, III Age 70

Retired; Vice Chairman of the Board of the Company from May 1994 to May 1997; Former President and Chief Executive Officer, January 1989 to May 1994, Valley Bancorporation, a bank holding company; Director since 1980 and Corporate Secretary since May 1985 of Green Bay Packers, Inc. and a director of M&I Marshall & Ilsley Bank. A Director since May 1994.

Through his experience as President and Chief Executive Officer of Valley Bancorporation and as Vice Chairman of the Board of the Company, the Nominating Committee believes that Mr. Platten provides the Company with significant leadership, business, financial and banking industry expertise. Mr. Platten has extensive experience as a member of the Board and has made valuable contributions to the Board as Chairman of the Nominating and Corporate Governance Committee and as presiding director at executive sessions of non-management directors. This experience has provided him with an important understanding of the Company’s business and the markets in which it competes, and provides continuity to the Board as a whole.

John S. Shiely Age 57

Chairman of the Board since January 2003, Chief Executive Officer from 2001 to 2009, President from 1994 to 2008 and Chief Operating Officer from 1994 to 2001, Executive Vice President-Administration from 1991 to 1994, Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment. Also a director of Quad/Graphics Inc., Cleveland Rock and Roll, Inc. (corporate board of the Rock and Roll Hall of Fame and Museum), The Scotts Miracle-Gro Company and Children’s Hospital and Health System, Inc., and a member of the Board of Trustees of the Medical College of Wisconsin and the Boys & Girls Clubs of Greater Milwaukee. A Director since April 1999.

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience and financial expertise Mr. Shiely obtained as the Chief Executive Officer of Briggs & Stratton Corporation, a publicly-traded company, and the other leadership positions he held there. With over 10 years of experience as a director of the Company, and as a valuable member of the Compensation and Human Resources Committee, Mr. Shiely has developed valuable insight into the Company’s business and the markets in which it competes, and provides continuity to the Board as a whole.

Name and Age (as of March 1, 2010)	Principal Occupation, Directorships and Qualifications

George E. Wardeberg Age 74

Retired; Vice Chairman of the Board, Wisconsin Energy Corporation, a holding company with subsidiaries in utility and non-utility businesses, from April 2000 to May 2002; Chairman of the Board and Chief Executive Officer from 1997 to 2000, President and Chief Executive Officer from 1994 to 1997, WICOR, Inc., a holding company with subsidiaries in energy services and pump manufacturing. Also a director of Benz Oil, Inc. and served as a director of Twin Disc, Inc., a publicly-held heavy duty off-highway power transmission equipment designer, manufacturer and seller, from 1997 to 2006. A Director since April 1999.

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience and financial expertise Mr. Wardeberg obtained as Vice Chairman of the Board of Wisconsin Energy Corporation, a publicly-traded company, Chairman of the Board and Chief Executive Officer of WICOR, Inc., and his other experience as a public company director. Mr. Wardeberg’s has substantial experience as a member of the Board, and has made important contributions in the challenging position of Chairman of the Compensation and Human Resources Committee. These experiences have provided Mr. Wardeberg with important insight into the business of the Company and provided continuity to the Board as a whole.

James B. Wigdale Age 73

Retired; Chairman of the Board of the Company from December 1992 to December 2004, Chief Executive Officer of the Company from October 1992 to December 2001, Vice Chairman of the Board of the Company from December 1988 to December 1992; Chairman of the Board, January 1989 to October 2001, Chief Executive Officer, September 1987 to October 2001, and Director since 1981 of M&I Marshall & Ilsley Bank. Also a director of Mason Wells, Inc., a private equity firm, Columbia-St. Mary’s, a hospital organization, Green Bay Packaging Inc., a manufacturer of paperboard packaging, and Sentry Insurance. A Director since 1988.

Mr. Wigdale has an extensive history with the Company, including as its former Chairman and Chief Executive Officer. The Nominating Committee believes that this history has given him a unique insight and an in-depth knowledge of all aspects of the Company’s business and the banking industry, as well as strong relationships with the Company’s customers and the communities it serves. He is also a long-standing director of the Company, with nearly 22 years of experience on the Board, and of other large companies, providing him with a deep understanding of the business of the Company and the markets in which it competes, and providing continuity to the Board as a whole.

CORPORATE GOVERNANCE

Board of Directors

Composition. The Board of Directors has determined that as of February 18, 2010, 9 of 15 (60%) of the directors of the Company were independent under the listing standards of the New York Stock Exchange (the “NYSE Standards”) and the categorical independence standards adopted by the Board. The independent directors as of the date of this Proxy Statement are: Ms. Lyall and Messrs. Chait, Daniels, Mellowes, Orr, O’Toole, Platten, Shiely and Wardeberg.

In making independence determinations, the Board reviews information relating to all lending, banking and business relationships between the Company and its subsidiaries, on the one hand, and the director and any companies with which the director is affiliated, on the other hand. The Company’s categorical standards relate to relationships between such parties that will not, in and of themselves, cause a director to fail to be deemed independent. These relationships generally include lending and banking relationships in the ordinary course of business on prevailing terms for comparable transactions with non-affiliated persons, extensions of credit to any such director or company in compliance with applicable securities and banking laws and regulations, and other business relationships that would not cause the director not to be independent under the listing standards of the New York Stock Exchange. The complete text of the categorical standards is available on the Company’s website as described below.

Leadership. The positions of Chairman of the Board and Chief Executive Officer of the Company are currently separate, with Mr. Kuester serving as Chairman and Mr. Furlong serving as Chief Executive Officer. The Company believes this leadership structure is appropriate at this time because it allows the Company to fully benefit from the leadership ability, industry experience and history with the Company that each of these individuals possesses. The non-management directors of the Company have two regularly scheduled executive sessions per year, one of which includes independent directors only, and regularly hold additional executive sessions. The Board of Directors, based upon the review and recommendation of the Nominating Committee, has appointed Mr. Platten to preside at the executive sessions of the non-management directors.

Parties who wish to communicate directly with Mr. Platten or with the non-management directors as a group may direct written communications to the presiding director at:

Mr. Peter M. Platten, III

c/o Secretary

Marshall & Ilsley Corporation

770 North Water Street

Milwaukee, Wisconsin 53202

The Secretary of the Company will forward all communications to Mr. Platten unless otherwise instructed by the non-management directors.

Committees. The Board of Directors of the Company has the following standing committees: Compensation and Human Resources, Audit, Nominating and Corporate Governance, Retirement Investment and Risk Management. The Board of Directors has adopted written charters for all of its standing committees. The charters for the Compensation and Human Resources, Audit, and Nominating Committees are available on the Company’s web site described below.

Risk Oversight. The Risk Management Committee of the Board of Directors consists of four non-management directors. The Risk Management Committee has the responsibility of overseeing management’s actions with respect to credit, market, liquidity, fiduciary, operational, compliance, legal and reputational risks as well as the Company’s overall risk profile. The Company’s Chief Risk Officer is responsible for reporting to the Risk Management Committee.

Meetings and Attendance. Directors are expected to attend each regular and special meeting of the Board and of each Board committee on which the director serves. Directors are also expected to attend the Annual Meeting of Shareholders. Although the Company’s By-laws authorize members of the Board and Board committees to participate in and act at a meeting through the use of telephonic or other communication equipment, the personal attendance of directors at such meetings is preferred. The Board of Directors held 12 meetings and took action by unanimous written consent four times in 2009. Each incumbent director attended at least 75% of the meetings of the Board and Board committees on which such director served. All of the Company’s current directors attended the 2009 Annual Meeting.

Corporate Governance Documents

Certain documents relating to corporate governance matters are available on the Company’s web site at www.micorp.com. These documents include, among others, the following:

•	Charter for the Audit Committee of the Board of Directors;

•	Charter for the Compensation and Human Resources Committee of the Board of Directors;

•	Charter for the Nominating Committee of the Board of Directors;

•	Categorical Standards for Lending, Banking and Other Business Relationships Involving the Company’s Directors;

•	Corporate Governance Guidelines; and

•	Code of Business Conduct and Ethics.

Information contained on any of the Company’s web sites is not deemed to be a part of this Proxy Statement.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee (the “Compensation Committee”) is appointed to discharge the Board’s responsibilities relating to the compensation of the Company’s executive officers. Under its charter, the Compensation Committee is responsible for, among others things, reviewing performance criteria used in establishing appropriate compensation, retention, incentive compensation, severance and benefit policies and programs applicable to the executive officers of the Corporation. The Compensation Committee charter also requires that the Compensation Committee annually review and approve corporate goals and objectives for purposes of determining the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of such goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation.

The Compensation Committee is also charged with periodically reviewing and approving or making recommendations to the Board with respect to the adoption of or material changes in employee benefit and compensation plans. In addition, the Compensation Committee must periodically review and approve, for the Chief Executive Officer and the other named executive officers: annual base salary levels; annual incentive opportunity levels; long-term incentive opportunity levels; employment, severance and change-in-control agreements; material perquisites or other in-kind benefits; and any other special or supplemental benefits, in each case, when and if appropriate.

Other duties of the Compensation Committee pursuant to its charter include reviewing and recommending to the Board all persons to be elected as Chairman, Chief Executive Officer, President, and Chief Financial Officer of the Company; periodically reviewing the succession plan for the Chief Executive Officer; and reviewing director fees and retainers on a periodic basis and recommending any changes to the Board.

In addition, as long as the Company is a participant in the Capital Purchase Program, the Compensation Committee is required under its charter to discuss, evaluate, and review at least every six months with the

Company’s senior risk officers the Company’s compensation plans for senior executive officers and employees to ensure that the executive compensation plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Corporation, and to evaluate and, as necessary, limit risks posed by employee compensation plans, including the potential for manipulation of the Company’s reported earnings. At least once per fiscal year, the Compensation Committee is required to provide in the Proxy Statement Compensation and Human Resources Committee report and to the U.S. Treasury a narrative description and certification with respect to these discussions, evaluations and reviews. The required description and certification are provided below under “Executive Compensation—Compensation and Human Resources Committee Report.”

Individuals who are not members of the Compensation Committee may attend Compensation Committee meetings only at the invitation of the Compensation Committee Chair. During 2009, the Company’s Chief Executive Officer, Chief Administrative Officer and Director of Human Resources were invited to attend Compensation Committee meetings, although they were excused from the meetings as appropriate. The named executive officers provide recommendations to the Compensation Committee with respect to the compensation of executive officers who report to them. These recommendations are considered, adjusted as necessary and approved by the Compensation Committee.

The Compensation Committee may delegate to its Chairperson such power and authority as it deems appropriate, except as prohibited by law. The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive compensation and to approve the consultant’s fees and other retention terms. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In accordance with the authority provided under its charter, the Compensation Committee retains the services of Hewitt Associates LLC (“Hewitt Associates”), a compensation consultant, to provide analyses and advice on various matters relating to the compensation of the Company’s executive officers and directors. See “Executive Compensation – Compensation Discussion and Analysis” for additional information about the role of Hewitt Associates.

The current members of the Compensation Committee are Messrs. Wardeberg (Chairman), O’Toole and Shiely, all of whom are independent under the NYSE Standards. The Compensation Committee held 13 meetings in 2009. Additional information relating to the Compensation Committee may be found under the heading “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement.

Audit Committee

The Audit Committee is a separately-designated standing committee of the Board of Directors. The Audit Committee has responsibility for, among other things, (a) appointing or replacing the Company’s independent auditors, (b) overseeing the work of the independent auditors (including resolution of any disagreements between management and the auditors regarding financial reporting), (c) reviewing the independent auditors’ performance, qualifications and independence, (d) approving all auditing and permitted non-auditing services to be performed by the independent auditors with limited exceptions, (e) reviewing the Company’s financial statements, internal audit function and system of internal controls, (f) overseeing compliance by the Company with legal and regulatory requirements and with the Company’s Code of Business Conduct and Ethics, and (g) producing the report required by federal securities regulations for inclusion in the Company’s Proxy Statement. The current members of the Audit Committee are Messrs. Orr (Chairman), O’Toole and Ms. Lyall, all of whom are independent under the NYSE Standards. The Board has determined that Mr. Orr is an “audit committee financial expert” and “independent” as defined under applicable Securities and Exchange Commission rules. The Audit Committee held ten meetings in 2009, including one meeting at which Mr. Orr accepted communications from the Company’s independent auditors on behalf of the Audit Committee.

Nominating Committee

The Nominating Committee is responsible for (a) identifying new candidates who are qualified to serve as directors of the Company, (b) recommending to the Board of Directors the candidates for election to the Board and for appointment to the Board’s committees, (c) considering any nominations for director submitted by shareholders, (d) developing, and recommending to the Board, and thereafter periodically reviewing, the Corporate Governance Guidelines and principles applicable to the Company, and (e) monitoring and advising the Board on corporate governance matters and practices. The members of the Nominating Committee are Messrs. Platten (Chairman), Chait and Shiely, all of whom are independent under the NYSE Standards. The Nominating Committee held four meetings and took action by unanimous written consent twice in 2009.

The Nominating Committee will consider candidates nominated by shareholders in accordance with the procedures set forth in the Company’s By-laws. Under the Company’s By-laws, nominations other than those made by the Board of Directors or the Nominating Committee, must be made pursuant to timely notice in proper written form to the Secretary of the Company. To be timely, a shareholder’s request to nominate a person for election to the Board, together with the written consent of such person to serve as a director, must be received by the Secretary of the Company not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

Under the Company’s By-laws, no person is eligible to be elected a director at a meeting of shareholders held on or after the date he or she attains the age of 72, although the Board, at its discretion, may waive the age limitation or establish a greater age from time to time. In February 2010, the Board of Directors, upon the recommendation of the Nominating Committee, waived the age limit to allow Messrs. Wardeberg and Wigdale to stand for election as directors at the Annual Meeting. The Nominating Committee believes that Mr. Wardeberg’s continued contributions, particularly as Chairman of the Compensation Committee, are critical as the Company and the Compensation Committee continue to address the various challenges and limitations created by current economic conditions and resulting regulatory changes. Likewise, the Nominating Committee believes that Mr. Wigdale’s many years of banking experience are a valuable asset to the Board during the economic crisis. The Nominating Committee intends to grant waivers for the age limitation only in exceptional circumstances such as those this year involving Messrs. Wardeberg and Wigdale.

In addition to the Board composition guidelines discussed under “Proposal 1. Election of Directors,” above, the Nominating Committee has adopted guidelines for evaluating and selecting candidates for election to the Board of Directors. Under these guidelines, each director should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience which would be of value of the Company in the performance of the duties of a director; and

•	have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director.

The Nominating Committee’s guidelines for selecting Board candidates indicates that the Board should be composed of directors who, among other things, will bring to the Board a variety of experience and backgrounds. In assessing the “variety of experience and backgrounds” of candidates, the Nominating Committee considers diversity, including race, gender and ethnicity. The Nominating Committee implements this policy by considering all aspects of each individual’s experience and background in the director nomination process, and assesses the effectiveness of the policy through regular reviews of the composition of the Board on an individual basis and as a whole.

The Nominating Committee will evaluate eligible shareholder-nominated candidates for election to the Board of Directors in accordance with the selection guidelines. The full text of the guidelines can be found in the Nominating Committee’s charter, which is available on the Company’s web site described above.

Retirement Investment Committee

The Retirement Investment Committee is responsible for reviewing the activities of and decisions made by the trustees of, and the investment managers for, the Company’s Retirement Program. The members of the Retirement Investment Committee are Messrs. Kellner (Chairman), Baur and Mellowes and Ms. Lyall. The Retirement Investment Committee held four meetings and took action by unanimous written consent once in 2009.

Risk Management Committee

The Risk Management Committee is responsible for assisting the Board in fulfilling its oversight responsibilities with respect to the risks inherent in the businesses of the Company and its subsidiaries and the control processes relating to such risks. The current members of the Risk Management Committee are Messrs. Daniels (Chairman), Chait, Lubar and Wigdale. The Risk Management Committee held eight meetings in 2009.

LOANS AND OTHER TRANSACTIONS WITH THE COMPANY

Under its written charter, the Audit Committee is responsible for reviewing and approving all related party transactions that are material to the financial statements or that otherwise require disclosure to the Company’s shareholders, other than related party transactions that are approved by the full Board or by another committee of the Board. The Audit Committee is not responsible for approving transactions within the scope of Regulation O under the Federal Reserve Act.

Customers of the bank subsidiaries of the Company include nominees, directors and officers of the Company and their businesses, immediate families and associates. Since January 1, 2009, some of such persons and businesses have been indebted to the Company’s bank subsidiaries for loans made in the ordinary course of business. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectability or present other unfavorable features. In addition to loans, bank subsidiaries of the Company provide other banking services in the ordinary course of business to directors and executive officers and their firms, immediate families and associates.

On December 15, 2004, the Company entered into a consulting agreement with Mr. Wigdale. Under the consulting agreement, Mr. Wigdale agreed to consult with the executive officers and Board of Directors of the Company and its affiliates with respect to such matters as may be reasonably requested by the Company, and to continue to foster and maintain relationships with area businesses and community-based organizations on the Company’s behalf. The consulting agreement will remain in effect for as long as Mr. Wigdale continues to serve on the Board of Directors, unless it is sooner terminated by the mutual written consent of the parties or by Mr. Wigdale’s disability such that he is unable to perform his duties. Mr. Wigdale is not receiving any cash remuneration under the consulting agreement. As compensation for the services described above, Mr. Wigdale will receive reimbursement for all reasonable travel and other expenses incurred in the performance of his duties under the consulting agreement; continued access to the Company’s facilities and services, with secretarial services and office space sufficient for Mr. Wigdale to perform his duties; a company car; access to Company aircraft for Company business; club dues; and financial planning services. The maximum annual benefit provided by the Company on behalf of Mr. Wigdale is limited to $50,000, after which Mr. Wigdale must reimburse the Company for the excess amount.

On December 21, 2006, the Company entered into a transition and consulting agreement with Mr. Kuester relating to Mr. Kuester’s retirement as Chief Executive Officer on April 24, 2007. Under the transition and consulting agreement, Mr. Kuester continued to serve as Chairman of the Board and received salary at his then-current rate, and continued participation in other compensation and benefit programs until his retirement as an employee of the Company on January 1, 2008. Upon his retirement, Mr. Kuester became fully vested in any outstanding restricted shares or restricted share units that were not otherwise vested in accordance with their normal terms. The transition and consulting agreement further provides that Mr. Kuester will consult with the executive officers and the Board of Directors of the Company and its affiliates with respect to such matters as may be reasonably requested by the Company. In addition to his duties as Chairman of the Board, Mr. Kuester will maintain continued involvement with area businesses on the Company’s behalf, assist the Company with business development and retention, and participate in selected charitable organizations. The transition and consulting agreement will remain in effect for as long as Mr. Kuester continues to serve on the Board of Directors, unless it is sooner terminated by mutual written consent of the parties or by Mr. Kuester’s death or disability such that he is unable to perform his duties.

Under the transition and consulting agreement, Mr. Kuester was entitled to receive $20,833.33 per month for serving as non-executive Chairman of the Board. Pursuant to its authority under the agreement, in December 2008, the Compensation Committee reduced this amount by 25% to $15,625 per month as part of the Company’s expense reduction initiatives during the continuing economic downturn. Mr. Kuester receives reimbursement for all reasonable travel and other expenses incurred in the performance of his duties under the transition and consulting agreement; continued access to the Company’s facilities and services, with secretarial services and office space sufficient for Mr. Kuester to perform his duties; a company car; access to Company aircraft for Company business; club dues; and financial planning services. As compensation for the consulting services to be provided by Mr. Kuester while he remains on the Company’s Board but is no longer Chairman of the Board, Mr. Kuester will receive the same benefits as described above, except that the maximum annual benefit provided by the Company on behalf of Mr. Kuester for his personal expenses will be limited to $100,000. Mr. Kuester will be required to reimburse the Company for amounts in excess of these limits.

The Company allows all directors, including Messrs. Baur, Wigdale and Kuester, and their spouses incidental use of Company aircraft. This incidental use arrangement is described in additional detail under “Director Compensation in 2009,” below.

A son of each of Messrs. Baur and Wigdale was employed by the Company or its subsidiaries and each received compensation and benefits that exceeded $120,000 in 2009. Neither of these employees was an executive officer of the Company. The compensation and benefits received by each were established by the Company in accordance with its employment and compensation practices applicable to employees holding comparable positions. Messrs. Baur and Wigdale are not among the directors who have been determined by the Board of Directors to be independent under the NYSE Standards and the categorical independence standards adopted by the Board. In addition, during 2009, the Company retained Quarles & Brady, L.L.P., a law firm of which Mr. Daniels is Chairman and a Partner, to provide certain legal services to the Company and its subsidiaries.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

In 2009, the Company’s executive compensation was primarily impacted by two factors: the continuing financial downturn, and the restrictions on executive compensation to which the Company is subject based on its participation in the U.S. Treasury’s Capital Purchase Program.

Like many companies in the financial services sector, the financial downturn continued to have a significant impact on the Company’s results of operations and on the price of the Company’s Common Stock in 2009. As was the case in 2008, the compensation of the Company’s named executive officers reflected the Company’s performance in 2009, consistent with the Company’s objective of aligning executive compensation with the annual and long-term performance of the Company and the interests of the Company’s shareholders. As part of its ongoing effort to address economic conditions and to maintain an executive compensation program consistent with the Company’s objectives, the Compensation Committee took the following actions, among others, with respect to 2009:

•	froze all named executive officers’ base salaries for 2009;

•	determined not to make any annual bonus payments to the named executive officers;

•	eliminated personal use of Company aircraft, other than use of otherwise unoccupied space on Company aircraft for a flight that was otherwise scheduled for business purposes; and

•	reduced by 25% the monthly payments to the Chairman of the Company’s Board of Directors and the annual retainer fees paid to the Company’s non-employee directors.

For 2010, the Company’s executive compensation will be significantly affected by the Interim Final Rule on TARP Standards for Compensation and Corporate Governance (the “Interim Final Rule”) issued by the U.S. Treasury in June 2009 under the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The Company is subject to the Interim Final Rule due to its participation in the Capital Purchase Program.

For the senior executive officers of the Company, including the named executive officers, the Interim Final Rule prohibits or limits certain components of the Company’s executive compensation program, including:

•	payment or accrual of annual and long-term incentive compensation;

•	granting of stock options;

•	certain retirement benefits; and

•	potential payments upon termination of employment or change of control (severance payments) that the executive officers or covered employees might otherwise have been eligible to receive.

As a result, the primary means remaining available to the Company for compensating named executive officers and other employees covered under the Interim Final Rule are now limited to cash salary, stock salary and, on a limited basis, restricted stock. The Compensation Committee made significant efforts in 2009 to determine how best to continue to meet the objectives of the Company’s executive compensation program within the context of these limitations. These efforts culminated in substantial modifications to the Company’s executive compensation program for 2010, which were announced in December 2009. Based on its review of compensation trends within the marketplace, executive compensation plans of peer institutions and industry and economic conditions, the Compensation Committee believes that the modifications for 2010 are a prudent step toward the Company’s objective of retaining the key employees who are leading the Company through the difficult economic cycle.

Compensation Philosophy, Policies and Objectives

The Company believes that a strong management team made up of the most talented individuals in key positions is critical to the success of the Company. This is especially true in difficult economic times. Accordingly, it is important that the Company’s named executive officers receive an aggregate compensation package that is both competitive with the compensation received by similarly-situated executive officers at peer group companies, and also reflective of each individual named executive officer’s contributions to the success of the Company.

The Company’s executive compensation program is designed with two main objectives:

•	to offer a competitive aggregate compensation value that will allow the Company to continue to attract, retain and motivate highly talented individuals to fill key positions; and

•	to align a significant portion of each executive officer’s total compensation with the annual and long-term performance of the Company and the interests of the Company’s shareholders.

With these objectives as a foundation, the Company, through the Compensation Committee, seeks to reward leadership and innovation among its executive officers. Each of the Company’s executive officers is evaluated for these qualities, in light of both the historical financial performance of the Company and the executive officer’s role in ensuring the future financial success of the Company.

The ARRA and the Interim Final Rule

As described above under “Security Ownership of Certain Beneficial Owners,” on November 14, 2008, the Company became a participant in the Capital Purchase Program, part of the U.S. Treasury’s Troubled Asset Relief Program (“TARP”). As a TARP participant, the Company is required to comply with certain provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the ARRA subjecting TARP participants to specific executive compensation and corporate governance standards. These standards, which were clarified in the Interim Final Rule, include, among others:

•	exclusion of incentives for senior executive officers (“SEOs”) to take unnecessary and excessive risks that threaten the value of the TARP participant;

•

provisions for the recovery of any bonus, retention award or incentive compensation paid to a SEO or the next twenty most highly compensated employees based on materially inaccurate statements of earnings, revenues, gains or other criteria;

•	a prohibition on making “golden parachute” payments to SEOs or any of the next five most highly compensated employees;

•

a prohibition on the payment or accrual of bonus, retention awards or incentive compensation to SEOs or certain other highly compensated employees (including stock options and annual and long term incentive payments), subject to exceptions for long-term restricted stock and equity as salary;

•	a prohibition on employee compensation plans that would encourage manipulation of earnings reported by the TARP participant to enhance an employee’s compensation; and

•	a prohibition on tax gross-ups to SEOs and certain highly compensated employees.

The Company’s SEOs currently consist of the same executive officers as are designated named executive officers for purposes of this Proxy Statement.

In order to comply with these requirements, the Company entered into an Omnibus Amendment Agreement with each of the named executive officers. The Omnibus Amendment Agreements have the effect of amending each named executive officer’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, as necessary to comply with the regulatory restrictions on compensation relating to the Company’s participation in the Capital Purchase Program for any year in which the Company is a Capital Purchase Program participant. As a result, all named executive officer compensation arrangements are subject to limitation in accordance with these requirements. The Omnibus Amendment Agreements also permit the Company to take any actions necessary to amend the SEOs’ incentive compensation arrangements in the event that the Compensation Committee determines, pursuant to the analyses described below, that any such arrangements encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company.

The terms “incentive compensation” and “golden parachute payments” are broadly defined under the Interim Final Rule. “Incentive compensation” generally includes any plan-based compensation, whether in cash or equity, intended to serve as incentive for performance to occur over specific period, as well as any stock option plan. “Golden parachute payments” are defined as described below under “Change of Control Agreements.” The Company will continue to be subject to the ARRA and the Interim Final Rule for as long as it is a participant in the Capital Purchase Program.

In addition to the prohibitions described above, the Interim Final Rule requires that, in order to comply with EESA, the Compensation Committee meet with senior risk officers of the Company at least every six months to discuss, evaluate and review:

•	the SEO compensation plans to ensure that the SEO compensation plans do not encourage SEOs to take unnecessary and excessive risks that might threaten the value of the Company;

•	employee compensation plans in light of the risks posed to the Company by such plans and how to limit such risks; and

•

the employee compensation plans of the Company to ensure that these plans do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

The Compensation Committee, on behalf of the Company, must provide a narrative description of the results of these evaluations and certify that it has completed them and taken any necessary actions. The required description and certification are provided in the Compensation and Human Resources Committee Report following this Compensation Discussion and Analysis.

Administration and Process

The Company’s executive compensation program is administered by the Compensation Committee. The Compensation Committee does not use formulas or mechanical procedures in determining compensation amounts or the allocation of specific elements of compensation, or in determining the types of compensation awards to be granted. Rather, the Compensation Committee establishes base salary and, historically, target performance levels based on a number of factors designed to further the Company’s executive compensation objectives, to be competitive with the compensation received by similarly-situated executive officers at peer group companies and to reflect the conditions of the markets in which the Company operates and the relative financial performance of the peer group companies (as discussed below). For certain executive officers, the financial performance of the business unit or division for which the executive has responsibility may receive a proportionately larger consideration by the Compensation Committee.

In past years, the Compensation Committee has received input from its compensation consultant, Hewitt Associates, in establishing base salaries and performance levels. In 2009, and in connection with the modifications to the executive compensation program for 2010 (which are described under “Modifications for 2010,” below), Hewitt Associates provided the Company with input regarding potential adjustments to and structuring of named executive officer salaries, including cash and stock salaries, and restricted stock. The Compensation Committee instructs Hewitt Associates to provide a compilation of raw data with respect to selected positions at peer group companies and to assist the Compensation Committee in ensuring that its actions are consistent with the Company’s business needs and compensation philosophy and in line with prevailing market practices.

The Compensation Committee regularly reviews the overall compensation of the named executive officers. In 2009, Hewitt Associates presented a report to the Compensation Committee comparing the Company’s size and executive compensation levels to those of peer companies and met with the Compensation Committee to review the named executive officers’ compensation packages relative to the peer group companies. Hewitt Associates also had a particularly significant role in 2009 in keeping the Compensation Committee abreast of developments and actions taken by the peer group and other industry companies to address the restrictions imposed on TARP recipients under the ARRA and the Interim Final Rule.

The Compensation Committee does not benchmark overall compensation against the peer group companies. The purpose of the comparison to the peer group companies in 2009 was to provide a context for the Compensation Committee of the executive compensation packages for the Company’s named executive officers relative to those of its peers as it reviewed and made determinations regarding named executive officer compensation levels. The Compensation Committee reviews this information along with tally sheets that provide information about all of the components of each named executive officer’s compensation. The Compensation Committee uses the information provided by the tally sheets in combination with the peer group comparison to ensure that levels of each component of each named executive officer’s compensation are in keeping with the Company’s compensation philosophy and objectives.

Additional information concerning the Compensation Committee may be found in the “Corporate Governance” section of this Proxy Statement.

Peer Group

As more fully described in this section, one of the factors considered by the Compensation Committee in determining named executive officer compensation is the compensation of executives in peer group companies. The 2009 peer group was comprised of a subset of the companies included in the Keefe, Bruyette & Woods 50 Bank Index (the “KBW 50 Index”) that provide relevant comparative information based on the similarity of the nature and scope of their businesses and the size of their asset holdings to those of the Company. The composition of the peer group is reviewed annually and companies are added or removed from the group as circumstances warrant so that the group continues to provide a relevant comparison. For 2009, the peer group companies were as follows:

•	Associated Banc-Corp;

•	BB&T Corporation;

•	Comerica Incorporated;

•	Fifth Third Bancorp;

•	First Horizon National Corporation;

•	Huntington Bancshares Inc.;

•	KeyCorp;

•	M&T Bank Corporation;

•	Northern Trust Corporation;

•	Regions Financial Corporation;

•	SunTrust Banks Inc.;

•	Synovus Financial Corp.; and

•	Zions Bancorporation.

Elements of Executive Compensation

The Company’s executive compensation program has historically had both objective (performance-based) and subjective elements. The Compensation Committee has allocated compensation among the elements in a manner that it considered most likely to achieve the objectives of the Company’s executive compensation program, based on a review of each named executive officer’s compensation, total compensation opportunities and performance, and on the performance of the Company. In light of the prohibitions under the ARRA and the Interim Final Rule, each of the specific elements of the Company’s executive compensation program, which have historically included base salary, annual incentive compensation and long-term compensation, was subject to significant modification for 2009, as described below.

Base Salary

Each of the Company’s named executive officers receives a base salary. The Compensation Committee’s base salary determinations have historically been based on a combination of two factors: its evaluation of base salaries paid to executives with similar responsibilities at peer group companies, and its subjective evaluation of each named executive officer’s unique role, job performance and other circumstances. The Compensation Committee evaluates the marketplace salary data to help ensure that the base salaries of the Company’s named executive officers are within competitive practice relative to the base salaries of named executive officers in the peer group companies. Similarly, based on its evaluation of each named executive officer’s unique role, job performance and other circumstances, the Compensation Committee may determine that the named executive officer’s base salary should be adjusted to reflect those circumstances.

The Compensation Committee’s evaluation of named executive officer base salaries for 2009 was primarily driven by the ongoing economic downturn and its effect on the Company’s performance. As part of the Company’s expense reduction initiatives, the Compensation Committee determined in January 2009 to freeze all executive officer base salaries for 2009. The Compensation Committee maintained this base salary freeze even after the ARRA and the Interim Final Rule prohibited payment of several of the other elements of the Company’s named executive officers’ total compensation.

Annual Incentive Compensation

The Company has historically maintained an Annual Executive Incentive Plan intended to establish a direct correlation between the annual incentives awarded to participants and the financial performance of the Company and its divisions or subsidiaries. This is in keeping with the Company’s executive compensation program objective of aligning a significant portion of each executive officer’s total compensation with the annual performance of the Company and the interests of the Company’s shareholders.

In recent years, the Annual Executive Incentive Plan has provided for annual cash incentive opportunities for the participants, including all of the Company’s named executive officers, based upon one or more objective financial performance criteria selected by the Compensation Committee. The Compensation Committee has selected criteria from among earnings per share, earnings, return on average equity, return on average assets or revenue to measure the performance of the Company or the applicable subsidiary or division or for the purpose of determining whether, and to what extent, an award would be payable under the Annual incentive Plan. The Compensation Committee has based its selection of performance goals on the Company’s overall goals and performance budget for the year in order to align the goals of the named executive officers and other plan participants with the goals of the Company.

The incentive opportunities under the Annual Executive Incentive Plan have historically been based on a percentage of each participant’s base salary and paid out at specified levels if the performance goals set by the Compensation Committee were met for that year. Prior to 2009, each January, the Compensation Committee evaluated the participants’ cash incentive opportunities under the plans and established target performance levels based on a number of factors, including the Company’s performance, the conditions of the markets in which the Company operates, the earnings performance of peer group companies, annual cash incentive amounts provided by the peer group companies and the Company’s performance budget. The Compensation Committee has established target performance at levels intended to reward superior performance relative to peer group companies, taking into consideration the market conditions and industry trends that affect the Company.

With respect to annual incentive compensation for 2009, the continuing economic downturn and the unprecedented volatility of the markets in which the Company operates made it extremely difficult for the Compensation Committee to establish appropriate earnings-driven performance criteria and performance targets under the Annual Executive Incentive Plan. Instead of establishing criteria and targets under these conditions, in January 2009, the Compensation Committee determined that any bonus payments to the named executive officers with respect to 2009, to the extent permitted by law or regulation, would be based on such other factors, including a combination of other business-related performance metrics and subjective factors, as the Compensation Committee deemed relevant and in keeping with the objectives of the annual incentive element of the Company’s executive compensation program.

The ARRA and the Interim Final Rule prohibited the payment or accrual of bonus, retention award or incentive compensation to the Company’s named executive officers. The Interim Final Rule does permit payouts of bonuses accrued to June 15, 2009, the effective date of the Interim Final Rule, and the Company did accrue amounts for bonus payments through that date based on the Company’s anticipated 2009 performance. However, based on the Company’s overall performance during 2009, and taking into account the continuing economic downturn, the Compensation Committee determined in its discretion not to pay out the accrued bonus amounts for 2009. As a result, the named executive officers did not receive any annual incentive or annual bonus payments for 2009. As described above, the prohibition on such payments will continue for 2010 and for as long as the Company is a participant in the Capital Purchase Program and the prohibition remains in place.

Long-Term Compensation

Long-term compensation has historically been an area of particular emphasis in the Company’s executive compensation program, based on the Company’s belief that long-term incentives foster the long-term perspective necessary for the continued success of the Company. This emphasis is consistent with the Company’s executive compensation program objective of aligning a significant portion of each executive’s total compensation with the long-term performance of the Company and the interests of the Company’s shareholders. As described below, the prohibitions on bonus and incentive compensation under the ARRA and the Interim Final Rule significantly affected the long-term element of the Company’s executive compensation program in 2009 and will continue to do so in 2010.

In recent years, the Compensation Committee has used three forms of long-term awards: stock options, restricted stock and long-term incentive units. In determining the allocation of the long-term awards to the named executive officers from among these forms of awards, the Compensation Committee has placed the greatest emphasis on stock options, for several reasons. First, stock options directly align the value of the benefit to the named executive officers with shareholder interests, since executives recognize a value only if and to the extent that the value of the Company’s Common Stock increases. Second, stock options historically have been the most prevalent form of award among the Company’s peers. Finally, the term of stock options is the longest among the various forms of long-term awards, providing an incentive for the named executive officers to create long-term shareholder value.

With regard to allocation of other forms of long-term awards, the Compensation Committee has generally determined to place comparable emphasis on each of restricted stock and long-term incentive units. Each of these forms of award has characteristics intended to further the objectives of the Company’s executive compensation program. Restricted stock represents an award of full-value shares and typically vests over a period of three to five years. While the value of shares of restricted stock varies based upon the performance of the Company’s

Common Stock, the primary objective of this form of award is to attract and retain the highly-talented individuals to whom the awards are granted. Long-term incentive units represent share equivalents of the Company’s Common Stock. Because long-term incentive units are earned only to the extent certain performance criteria are achieved, they provide a direct correlation of the resulting payments, if any, to the long-term performance of the Company.

As stated above, the Compensation Committee does not use formulas or mechanical procedures to determine compensation amounts or allocation of specific elements of compensation, including long-term incentive awards. Prior to 2009, the process of determining award amounts generally began with the Compensation Committee’s review of prior-year award levels. The Compensation Committee, in its discretion, adjusted award levels from time to time to reflect changes in the circumstances of the named executive officers, the Company or the market as a whole. For example, if the market value of the Company’s Common Stock changed over time such that, in the view of the Compensation Committee, the total value of a named executive officer’s long-term awards relative to his or her total compensation no longer fulfilled the Company’s compensation philosophy and objectives, the Compensation Committee made appropriate adjustments to that named executive officer’s long-term award levels. Similarly, if a named executive officer’s responsibilities changed such that a particular type of award becomes disproportionately large or small relative to similarly situated individuals at the Company, the Compensation Committee could adjust the amount of that type of award paid to that named executive officer.

Stock Options. The Company has historically granted stock options on an annual basis, representing the right to purchase a specified number of shares of Common Stock at a purchase price of not less than 100% of the fair market value (defined as the closing price) of the Common Stock on the date the option is granted. Stock options are covered under the ARRA and Interim Final Rule prohibition on the payment or accrual of bonus or incentive compensation to named executive officers. As a result, the Company did not grant stock options to the named executive officers in 2009. The prohibition on stock option grants will continue for 2010 and for as long as the Company is a participant in the Capital Purchase Program and the prohibition remains in place.

Restricted Stock. A restricted stock award is an award of full value shares of Common Stock that vests over a period of time, as the Compensation Committee may specify. Under the Interim Final Rule, the Company is permitted to award long-term restricted stock to the named executive officers provided that the restricted stock may become transferable only in accordance with a specified schedule and the value of the grant may not exceed one third of the applicable named executive officer’s annual compensation for the fiscal year.

In May 2009, the Compensation Committee granted awards of restricted stock to the Company’s named executive officers in lieu of awards of units under the Company’s Amended and Restated Long-Term Incentive Plan (the “LTIP”, as described below) for the performance period that would have encompassed the years 2009 through 2011. The May 2009 awards were granted subject to the Company’s ability to reduce, delay vesting, cancel, impose different terms and conditions, and/or pay the award in an alternate form for any participant subject to compensation restrictions under the ARRA, including the named executive officers, to the extent the Company deemed necessary in order to comply with applicable law or regulation. The specific terms of the subsequently issued Interim Final Rule necessitated a restructuring of these awards. In order to comply with the Interim Final Rule, the Compensation Committee determined to restructure the award by cancelling the previous award and issuing a new grant. As a result, the May 2009 awards were rescinded, and new awards were made in August 2009.

The Compensation Committee believes that the restricted share awards are and will continue to be an important tool for the Compensation Committee to implement in meeting both objectives of the Company’s executive compensation program, particularly in light of the significant restrictions placed on the other tools available to the Compensation Committee by the ARRA and the Interim Rule. Restricted share awards permit the Compensation Committee to continue to provide a competitive total compensation value to allow the Company to retain key individuals, while at the same time aligning a significant portion of each named executive officer’s total compensation with the Company’s long-term performance. For these reasons, the Compensation Committee, in determining the appropriate number of restricted shares to award to each executive officer in 2009, determined that the number of restricted shares should have a value at the time of award equal to one-half of each named executive officer’s base salary, the maximum permitted under the Interim Final Rule.

Long-Term Incentive Awards. Except as described below, long-term incentive payments are prohibited under the ARRA and the Interim Final Rule. The Company has historically awarded units representing share equivalents of the Company’s Common Stock to participants in the LTIP, including the named executive officers. The Compensation Committee’s practice in recent years has been to approve the performance criteria and payout multiples under the LTIP with respect to the performance period determined by the Compensation Committee. Historically, this approval has taken place in January of each year, and the performance period has been the three-year performance period commencing in January of each year. However, the Compensation Committee did not approve any performance criteria or payout multiples in 2009, at first due to unprecedented market volatility and ultimately because of the Interim Final Rule prohibition on incentive compensation for named executive officers. The prohibition on long-term incentive payments will continue for 2010 and for as long as the Company is a participant in the Capital Purchase Program.

The LTIP permits the Compensation Committee to choose among various measures in establishing performance criteria, including one or more of earnings per share, earnings, net income, revenues, return on average assets, return on average equity, total shareholder return or cost control of the Company and/or one or more of its subsidiaries or divisions. No payments of awards could be made under the LTIP until the Compensation Committee determined that the applicable performance targets were met. The Compensation Committee has the discretion to reduce or to eliminate entirely any award if it determines that it is in the best interests of the Company to do so. The specific performance criteria with respect to each performance period and the weight given to each of such criteria have been based on a pre-determined compound annual growth rate of earnings per share and a target performance ranking for total shareholder return relative to the peer group.

For the three-year performance period ended December 31, 2009, as in past years, a payout multiple was applied to the LTIP units awarded to each participant based on the Company’s performance in relation to two performance criteria: total shareholder return, representing the total return of the Company’s Common Stock for the three-year period when compared with the total return for the stocks of the companies that composed the KBW 50 Index, and the Company’s cumulative earnings per share for the three-year period. To address the impact of the November 2007 separation of the Company and Metavante Corporation on the anticipated future earnings growth rates of the Company, which were a factor in determining the cumulative earnings per share performance goals under the LTIP, the Compensation Committee determined in December 2007 to change the weighting of the total shareholder return and cumulative earnings per share criteria for the performance periods ending December 31, 2008 and December 31, 2009 by placing a greater emphasis on the total shareholder return criterion. The weighting for these periods was changed from being equally weighted between the two criteria to being 75% weighted on total shareholder return and 25% weighted on cumulative earnings per share.

The Company’s performance in relation to each of the two performance criteria is calculated independently for purposes of determining payouts, if any, with respect to a performance period. As a result, it would be possible for a participant to receive a payout under one of the criteria but not under the other. For the three-year performance period ended December 31, 2009, the threshold payout multiples for the cumulative earnings per share and total shareholder return criteria were 6.25% and 18.75%, respectively, and the maximum payout multiples were 68.75% and 206.25%, respectively, resulting in a combined maximum of 275%. No payout is made under a criterion for performance below threshold. The resulting payout multiple is applied to the units awarded and units awarded to the participant in lieu of the payment of dividends. Under the terms of the LTIP, any payout obligations under the LTIP would be satisfied in an amount of cash equal to the fair market value of the number of shares represented by the LTIP units.

As in past years, the long-term performance level targets for growth in earnings per share for the three-year performance period ended December 31, 2009 were intended to reflect strong earnings performance relative to the peer group companies, and target performance levels for total shareholder return were established at median performance relative to the companies in the KBW 50 Index. The Interim Final Rule permits payments of incentive compensation accrued with respect to named executive officers to June 15, 2009. However, actual total shareholder return performance and cumulative earnings per share performance were both below threshold for the three-year performance period ended December 31, 2009, resulting in no potential for payouts under either criterion.

The following table presents information relating to the performance criteria, performance and target incentives for the three-year performance period ended December 31, 2009:

		Target Performance Range
Performance Criterion	Weight	Threshold	Target	Exceed	Maximum
Total Shareholder Return (percentile rank)	75%	25th	50th	75th	95th
Cumulative Earnings Per Share ($)	25%	$8.49	$9.25	$9.88	$10.34

Additional information regarding the Company’s long-term incentive compensation is provided under “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2009” in this Proxy Statement.

Other Benefits and Perquisites

The Company’s executive officers participate in the health and dental coverage, life insurance, paid vacation and holiday and other programs that are generally available to all of the Company’s employees.

The perquisites provided to each of the named executive officers are regularly reviewed by the Compensation Committee. In 2009, these perquisites included payment of club dues, personal financial planning and tax preparation services and personal use of Company cars and, with respect to the Chief Executive Officer, personal use of Company aircraft limited to 40 flight hours per year. In February 2009, the Company determined to eliminate any personal use of Company aircraft. Therefore, for the year, personal usage was allowed only during the month of January, prior to the effective date of the change. Executive officers and their immediate family members are permitted incidental personal use of Company aircraft. Under this incidental use arrangement, these individuals are, on occasion, allowed to use otherwise unoccupied space on Company aircraft for a flight that was otherwise scheduled for business purposes.

Pursuant to Mr. Smith’s arrangement with the Company upon his commencement of employment in 2006, a third party relocation service purchased Mr. Smith’s home in 2008 for $2.45 million. The purchase price was based on the appraised value of the property at the time Mr. Smith commenced employment with the Company. The relocation service sold the property in August 2009 and incurred a loss on the sale. Pursuant to the arrangement, the Company reimbursed the relocation service for $650,000, the amount of the loss on the sale, in addition to the costs of maintaining the property prior to the sale.

The Company values perquisites at their incremental cost to the Company in accordance with SEC regulations, and the named executive officers are allowed to reimburse the Company for perquisites at their incremental cost to the Company to the extent that limitations on personal use are exceeded. Incremental cost does not necessarily reflect the total cost of a perquisite.

The Company believes that the benefits and perquisites it provides to its named executive officers are within competitive practice and customary for executives in key positions at comparable companies. These benefits and perquisites serve the Company’s objective of offering competitive compensation that allows the Company to continue to attract, retain and motivate highly talented people to these critical positions, ultimately providing a substantial benefit to the Company’s shareholders. Certain perquisites are also provided in part to reduce the amount of time and energy the named executive officers are required to devote to non-Company related matters, providing them additional time to focus on Company-related endeavors, and to increase their presence and ability to participate in the community in which the Company is headquartered.

Change of Control Agreements

As with any public company, it is possible that a change of control of the Company may take place in the future, and the Company recognizes that the threat or occurrence of a change of control can result in significant distractions of key management personnel due to the uncertainties inherent in such a situation. The Company believes that it is essential and in the best interests of the Company and its shareholders to retain the services of key management personnel in the event of the threat or occurrence of a change of control, and to ensure their ability to remain dedicated to and focused on the Company in such event without undue concern for their personal, financial and employment security. As a result, in an effort to meet its objective of retaining and motivating highly talented individuals to fill key positions, the Company has entered into identical change of control agreements with all of the named executive officers.

Under the Interim Final Rule, the Company is required to prohibit any golden parachute payments to the named executive officers and any of the next five most highly compensated employees while the Company is a participant in the Capital Purchase Program. For purposes of the prohibition, the term “golden parachute payment” would include any payment for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services or benefits accrued. The prohibition also includes the acceleration of vesting due to the departure or the change in control event, as applicable. As a result, the named executive officers are not currently eligible to receive benefits under the change of control agreements. Absent the prohibitions under the Interim Final Rule described above, the change of control agreements guarantee the named executive officers specific payments and benefits upon a termination of employment as a result of a change of control of the Company. In the event of a change of control, the contract would become effective and continue for a term of three years (except with respect to Mr. Ellis, whose contract has a term of two years). Under the Omnibus Amendment Agreements entered into between the Company and each of the named executive officers, the potential benefits under the named executive officer change of control agreements are subject to reductions as necessary to be in compliance with the provisions of the Capital Purchase Program and related legislation, including the Interim Final Rule.

Additional information regarding the change of control agreements described above and related matters is provided in the “Executive Compensation—Potential Payments upon Termination or Change of Control” section of this Proxy Statement.

Retirement Plans

In December 2006, the Company agreed to provide Mr. Furlong with a supplemental retirement benefit (“SERP”) intended, when fully vested, to provide him with an annual retirement benefit such that the sum of the benefits from the Company’s contributions into its qualified and nonqualified retirement programs, Social Security and his supplemental retirement plan equals 55% of the sum of Mr. Furlong’s highest average salary and annual short term incentive compensation for any five of his last ten years of employment. In order to ensure that the benefits under the SERP remain in line with the levels originally intended in light of the modifications to the base salary component of Mr. Furlong’s compensation package, the Company and Mr. Furlong have agreed that during the period in which the Company is a participant in the Capital Purchase Program Mr. Furlong’s “base salary” for purposes of calculating his SERP benefit will be limited to an amount equal to his annual cash salary plus a portion of his stock salary equal to 120% of his annual cash salary. As more fully discussed following the Pension Plan Benefits table below, the benefits under this arrangement will begin vesting when Mr. Furlong reaches age 55, and will be fully vested when he reaches age 62. The SERP is exempt from the prohibitions of the Interim Final Rule, except to the extent that any payments would be accelerated due to a change in control of the Company. Additional details regarding the SERP are provided below under the “Pension Benefits” table.

The 2005 Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) provides selected key employees of the Company, including the named executive officers, with the ability to defer up to 80% of base salary and 100% of annual incentive payments. The plan also allows for deferral of gains upon vesting of shares of restricted stock. Additional details regarding the Deferred Compensation Plan are provided below under the “Nonqualified Deferred Compensation Plan” table.

Each of the retirement plans described above is intended to reward the eligible executives for their contributions to the success of the Company based on a variety of measures. By rewarding valuable contributions by the named executive officers, the Compensation Committee believes it is better able to achieve the objective of attracting and retaining highly-talented individuals to fill key positions.

Modifications for 2010

In December 2009, the Compensation Committee approved modifications to the 2010 executive compensation packages for the Company’s named executive officers. The Compensation Committee believed that the modifications were necessary in order for the program to continue to fulfill its objectives in light of the substantial limitations imposed by the ARRA and the Interim Final Rule on the types of compensation that may be paid to SEOs.

The Compensation Committee’s determination of how and to what extent to modify the executive compensation program was based on several factors. The first factor was the types of compensation that could be paid in accordance with the ARRA and Interim Final Rule prohibitions and exceptions. The Interim Final Rule permits payments of cash salary, stock salary (payments of all or a portion of executive officer salaries in shares of common stock issued under an equity compensation plan) and long-term restricted stock, provided that the value of the restricted stock grant may not exceed one third of the employee’s annual compensation as determined for that fiscal year. In addition, the long-term restricted stock may become transferable only in accordance with the schedule specified in the Interim Final Rule (except as necessary to pay applicable taxes), and must be forfeited if the employee does not continue performing services for the company for at least two years from the date of grant.

Second, the Compensation Committee reviewed data provided by Hewitt Associates and other market data that it deemed to be relevant regarding executive compensation at the peer group companies in order to understand the total value of the compensation packages provided to executive officers similarly situated to the Company’s named executive officers. The Compensation Committee does not benchmark its named executive officer compensation against the peer group companies. Nonetheless, it believes it is important to understand the relative values of the companies’ executive compensation packages in order to ensure that the Company is within competitive practice, in keeping with the objective of offering a competitive aggregate compensation value that will allow the Company to continue to attract, retain and motivate key individuals.

Third, the Compensation Committee considered the targeted compensation values for each of the named executive officers. These targeted values were estimated based on the historical totals of targeted base salary, targeted annual incentive compensation and targeted long-term incentive compensation values. The Committee used these targeted compensation values as an additional data point in its determination of the modifications to the compensation packages of each of the Company’s named executive officers. In doing so, it intentionally established the 2010 compensation levels at an amount which, in aggregate the named executive officers, was meaningfully less than the previous targeted values.

The purpose of the analysis was for the Compensation Committee to have as complete an understanding as possible of all information relevant to its decisions about named executive officer compensation, rather than to attempt to duplicate the compensation the named executive officers might have received absent the prohibitions. Based on a combination of these factors, as opposed to any specific formula or mechanism, the Compensation Committee determined the appropriate total compensation values for each named executive officer and the allocation of the total amount to each element available.

Based in particular on its review of the peer group data provided by Hewitt Associates, the Compensation Committee determined that the annual cash salaries of Messrs. Furlong, Smith, and O’Neill would remain unchanged from 2010, resulting in no increase in these individuals’ annual cash salaries since 2008, and that Mr. Krei’s and Mr. Ellis’s annual cash salaries would each be adjusted from $415,000 to $480,000.

In keeping with the objective of aligning a significant portion of each named executive officer’s total compensation with the performance of the Company and the interests of the Company’s shareholders, the Compensation Committee determined that the remaining portion of each named executive officer’s salary would be paid in Company Common Stock. As a result, for 2010, Mr. Furlong will receive stock salary in an amount equal to $2,125,000; Messrs. Smith, Ellis and Krei will each receive stock salary in an amount equal to $720,000; and Mr. O’Neill will receive stock salary in an amount equal to $685,000. The number of shares of stock salary paid each pay period is determined by dividing the dollar amount of salary to be paid in stock salary for that pay period by the reported closing price per share of the Common Stock on the New York Stock Exchange on the pay date for such pay period (or, if the pay date is not a trading day, on the trading day immediately preceding the pay date). The stock salary is accompanied by voting rights and the right to receive any dividends paid with respect to the Common Stock.

Consistent with the provisions of the Interim Final Rule, the stock salary will be fully vested at the time of grant. However, the Compensation Committee determined that the shares awarded as stock salary will be subject to restrictions on transfer, consistent with the Company’s objectives and industry practice. One third of the stock salary shares will be released from the transfer restrictions after each of the first three years following the date on which such stock salary shares were paid, at the end of the quarter during which the payment was made.

Also in keeping with the objective of aligning a significant portion of each named executive officer’s total compensation with the performance of the Company and the interests of the Company’s shareholders, the Compensation Committee determined to award long-term restricted stock to each named executive officer to the full extent permitted by the Interim Final Rule. As a result, in January 2010, each named executive officer was awarded long-term restricted stock in an amount equal to one-third of his total compensation for 2010. The amount of restricted stock awarded in future years will be subject to annual determinations by the Compensation Committee.

Impact of Accounting and Tax Treatments

Section 162(m) of the Code prohibits publicly held companies, such as the Company, from deducting certain compensation to any one named executive officer in excess of $1,000,000 during the tax year. However, Section 162(m) provides that, to the extent that compensation is based on the attainment of performance goals set by the Compensation Committee pursuant to plans approved by the Company’s shareholders, the compensation is not included for purposes of arriving at the $1,000,000 limitation. In connection with its participation in the Capital Purchase Program, the Company has agreed to be subject to Section 162(m)(5) of the Code. This section reduces the annual Section 162(m) tax deduction limit for remuneration paid to the SEOs during any taxable year from $1,000,000 to $500,000 and eliminates the availability of the exception to the deduction limit for performance-based compensation.

Historically, tax deductibility under the Code has been one of the many factors the Compensation Committee has considered in making executive compensation decisions. The Compensation Committee believes that it would not be in the best interests of the Company or its shareholders to permit these arbitrary tax provisions to distort the effective development and execution of the Company’s compensation program, potentially preventing the Compensation Committee from achieving the objectives of the program. As a result of the prohibitions on incentive compensation under ARRA and the Interim Rule, the Compensation Committee believes that it would be practically impossible to provide for tax deductibility of all named executive officer compensation under Section 162(m) while still attempting to fulfill the objectives of the Company’s executive compensation program. Therefore, the Compensation Committee has and will continue to exercise discretion in those instances in which it believes mechanistic approaches necessary to satisfy tax law considerations could compromise the interests of the Company’s shareholders and the objectives of the executive compensation program. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the related guidance, there can be no assurance that compensation intended to satisfy the requirements for deductibility will in fact be deductible.

Section 409A of the Code contains restrictions on funding, distributions and elections associated with nonqualified deferred compensation arrangements, and imposes substantial penalties on nonqualified deferred compensation that does not meet its requirements. Where applicable, the Compensation Committee has attempted to structure the Company’s executive compensation program to comply with the distribution, timing and other requirements of Section 409A in an effort to prevent certain elements of executive compensation from resulting in substantial tax liability for the named executive officers pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the related guidance, there can be no assurance that every element of the Company’s compensation program does, in fact, comply with such requirements.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

Review of Compensation Discussion and Analysis

The Compensation Committee of Marshall & Ilsley Corporation has reviewed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Risk Analysis

As a participant in the Capital Purchase Program, the Compensation Committee and senior risk officers of the Company are required under U.S. Treasury regulations to regularly assess and evaluate the Company’s compensation arrangements for SEOs and employees and the extent to which those arrangements provide incentive for unnecessary or excessive risk taking on the part of the participants. The Company is further required under the Interim Final Rule to provide certain disclosures with respect to these assessments and evaluations, including how any such risks have been limited, as set forth below.

SEO Compensation Arrangements

In accordance with the requirements of the EESA (and prior to the adoption of the ARRA and the Interim Final Rule), the Compensation Committee met with the Company’ s Chief Risk Officer and discussed, among other things, the process by which the Chief Risk Officer had analyzed the risks associated with the Company’s executive compensation program. This process included a review of the program and discussions with senior Human Resources personnel of the Company. In addition, with the assistance of Hewitt Associates, the Compensation Committee reviewed with the Chief Risk Officer the structure of the Company’s overall executive compensation program, including all of the Company’s SEO compensation arrangements. This review included the long-term view encouraged by the design and vesting features of the Company’s long-term incentive arrangements and the extent to which the Compensation Committee and the Company’s management monitor the program. Based on its analysis of these and other factors, the Compensation Committee determined that the Company’s executive compensation program does not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company, and that no changes to the program were required for this purpose.

As discussed above under “Executive Compensation—Compensation Discussion and Analysis,” the ARRA and the Interim Final Rule prohibited bonuses and incentive-based compensation for executive officers, resulting in the modification of the Company’s executive compensation program to include only cash salary, stock salary and long-term restricted stock. Under this new program, a significant portion of executive compensation is fixed rather than performance-based. Specifically, two-thirds of the current SEO compensation packages are in the form of fixed pay, and the remaining one-third is in the form of restricted stock, which is designed to encourage less risk than cash or equity incentive programs. The transfer restrictions on the stock salary paid to the SEOs provide additional mitigation against unnecessary and excessive risk taking. In addition to these components, the significant balances held by participants in the Company’s executive deferred compensation programs, including the SEOs, have the effect of encouraging them to view their total compensation packages from a long-term perspective, further mitigating against excessive risk taking to improve performance for a specific performance incentive period.

Employee Compensation Arrangements

Overview

The Company established a working group to conduct an enterprise-wide risk assessment and review of the Company’s employee compensation plans. The working group, which ultimately reports to the Committee, is comprised of individuals from the Company’s Risk Management Services, Human Resources and Delivery Management (Performance Management and Analysis) departments. The review included an inventory of all of the Company’s employee compensation arrangements, including plans from the Community, Commercial and National Consumer Banking; Corporate; Operations and Wealth Management business lines. The evaluation consisted of identifying key components of incentive compensation plans and evaluating their impact on the Company’s risk exposure. Ultimately the review focused upon those plans which were determined to have greater potential risk that could conceivably (1) threaten the value of the Company; (2) encourage earnings manipulation; or (3) place the greatest emphasis on short term gain. As a result the working group placed the greatest scrutiny on the trading, lending and individual revenue generation activities in Wealth Management and Commercial and Community Banking.

Conclusion

Within the plans assessed, the working group found no pervasive circumstances that create or encourage risks threatening the value of the Company, encourage earnings manipulation, or focus solely on short-term value creation. However, it is anticipated that the Company will use the results of the working group’s review to continue to enhance the management of the employee incentive plans as identified in this process.

Review Considerations

The working group considered certain factors with the potential to impact risk exposures associated with incentive compensation. Such factors included financial considerations, the nature of the responsibilities of covered employees, plan administration and a number of potential plan design features. The working group reviewed each of these factors individually and also considered their combined effectiveness in managing risk associated with each plan. As noted above, when the working group considered all factors in totality, they found no pervasive issues. However, as discussed further below, the working group did make a number of observations and recommendations when evaluating these factors individually.

Financial Considerations. In order to arrive at a determination of whether compensation structures (the combination of different types of compensation; e.g. base salary, incentive compensation, equity awards, etc.) could pose an implicit significant risk to the Company, the working group evaluated plans based upon financial metrics (established by the working group) which could indicate the potential for increased exposure to risk. The working group identified thresholds for payout materiality, and the ratio of incentive compensation to salary and total compensation. In total, 13% of plans reviewed exceeded one or more of the identified thresholds. Though the payouts, payout ratios and component mix exceeded the identified thresholds in certain cases, upon completing their overall analysis, the working group determined the compensation structures did not implicitly pose significant risk to the Company.

The Nature of Responsibilities of Covered Employees. The working group identified loan origination, loan servicing and trading activities as activities which inherently provide more opportunities to assume risk. In the lending plans, the working group specifically noted whether loan growth was a significant performance element. In plans that included a loan growth performance element, the working group noted the loan growth element comprised only a small portion of the total incentive calculation and that such plans also included several other weighted elements, such as referrals, deposit growth and subjective factors, including the impact on credit quality. In the trading plans, the working group noted performance elements were comprised of one or two elements generally related to revenue generation. Such plans also contained other elements such as specific eligibility requirements and discretionary criteria.

Plan Administration. The working group evaluated administration components for each plan reviewed. Such components included oversight and monitoring, segregation of duties and documentation. In short, the working group determined whether the calculation, allocation, and oversight responsibilities resided outside of the plan participant group. In addition to the typical administrative structures, the working group noted the Company has implemented an additional oversight process for the evaluation of annual incentive compensation awards for senior bank business line managers with greater responsibility and authority. Together, business line leaders, Human Resources personnel and the Company’s Chief Executive Officer currently review consistency among estimated incentive levels for senior business line managers and discuss these individuals’ performance, adjusting incentive levels as appropriate. The working group did not find any issues with regard to plan administration that could result in unnecessary or excessive risk that threatened the value of the Company within the incentive plan administration process.

Plan Design Features. The working group identified and evaluated how design features were employed. Certain plan design features have the potential to increase or reduce the Company’s risk exposure depending on how or whether such features are utilized.

The working group reviewed plan qualifiers, which are used in order for an employee to be eligible to participate in the plan. These plan qualifiers may be used to promote core performance standards and to reduce or eliminate payouts under the plan. While most plans contained plan qualifiers, some divisions of the Company are developing more effective plan qualifiers based on quantitative factors, to be applied on a robust, consistent basis. The working group indicated that quantitative plan qualifiers should be considered, where appropriate.

The working group also found that revenue was used as a primary base component for calculating incentive awards in some employee compensation plans (including a majority of those in Wealth Management), while other plans commonly used base components that also consider expenses. While not considered a significant issue, the working group indicated that, where appropriate, the Company should evaluate the increased use of plan structures that consider expenses in addition to revenue generation.

The working group reviewed and evaluated the use of payout caps in the compensation plans, recognizing that such caps may be used to prevent participants from placing undue time and effort on one area at the expense of others. The working group found that, while payout caps existed in a majority of the plans, the Company should continue to evaluate the use of payout caps on a plan-by-plan basis, as appropriate, to further mitigate risk.

The working group reviewed and evaluated the use of recoupment provisions or clawbacks, which are provisions for withholding or recovering incentive payments accrued or paid based on activities that ultimately generated losses. The working group found that while these features were used infrequently in the Company’s employee compensation plans, they were included in the most appropriate plans—those designed to promote long-term loan or lease growth. Additionally, most lending plans have continued to increase the degree to which credit quality performance measures are applied in the incentive determination.

The working group reviewed and evaluated the use of either deferred payment provisions or the substitution of equity awards in lieu of cash payments. Such provisions would delay payment beyond the performance period in order to make adjustments, where appropriate, for losses the Company may realize. The working group noted the Company is assessing the appropriateness and feasibility of deferral features in certain plans, though no such features were noted in existing plans.

The working group reviewed and evaluated whether management retained ultimate discretion and authority over incentive plan payouts, including reducing payout amounts, and noted such authority was documented in the majority of the plans it reviewed.

Certification

The Compensation Committee certifies that:

(1)	It has reviewed with senior risk officers of the Company the Company’s SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2)	It has reviewed with senior risk officers of the Company the Company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Compensation and Human Resources Committee:

Mr. Wardeberg, Chairman	Mr. O’Toole	Mr. Shiely

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Deferred Compensation Earnings ($)(3)	All Other Total ($)(4)	Total ($)
Mark F. Furlong	2009	875,000	0	437,496	0	0	332,734	26,752	1,671,982
President and Chief Executive Officer	2008	875,000	0	537,875	1,784,672	0	77,442	174,766	3,449,755
	2007	750,000	316,876	2,183,143	1,412,432	0	119,763	159,343	4,941,557

Gregory A. Smith	2009	480,000	0	239,996	0	0	11,284	959,379	1,690,659
Senior Vice President and Chief Financial Officer	2008	480,000	0	143,495	476,096	0	5,755	157,485	1,262,831
	2007	465,000	74,400	555,621	376,648	0	1,601	106,883	1,580,153

Thomas R. Ellis	2009	415,000	0	207,499	0	0	57,988	38,310	718,797
Senior Vice President

Kenneth C. Krei	2009	415,000	0	207,499	0	0	5,795	38,028	666,322
Senior Vice President,	2008	415,000	0	135,658	449,952	0	0	62,131	1,062,741
Chairman, President and Chief Executive Officer, M&I Trust Company	2007	400,000	115,329	630,915	355,726	0	824	98,907	1,601,701

Thomas J. O’Neill	2009	415,000	0	207,499	0	0	31,739	33,463	687,701
Senior Vice President	2008	415,000	0	143,495	476,096	0	16,915	60,193	1,111,699
	2007	400,000	121,031	780,180	376,648	0	5,145	95,388	1,778,392

(1)	Salary adjustments for the Company’s executive officers generally are effective on January 1 of each year. A salary freeze was in place for the Company’s executive officers for 2009.

(2)	Represents aggregate grant date fair value of restricted stock awards, computed in accordance with FASB ASC Topic 718.

(3)	The amount shown for Mr. Furlong for 2009 represents a change in present value of his account balance under the Supplemental Retirement Benefit Agreement of $294,128. Amounts shown for 2009 also include the following above-market amounts accrued by the Company on account balances under the Supplemental Retirement Benefit Plan and the Executive Deferred Compensation Plan for 2009 (utilizing crediting rates under the plans which are indexed to either the Moody’s “A” Long-Term Corporate Bond Rate or the S&P 500 Index, based upon the participant’s election) over the amounts determined to pursuant to SEC rules: Mr. Furlong—$38,606; Mr. Smith—$11,284; Mr. Ellis—$57,988; Mr. Krei—$5,795; and Mr. O’Neill—$31,739.

(4)	Amounts include contributions by the Company of $17,150 to each of the named executive officers. No employer contributions were made into the Executive Deferred Compensation Plan based on compensation paid or deferred during 2009. The Company provides perquisites to each of the named executives officers. These perquisites include payment of club dues, personal financial planning and tax preparation services, relocation expenses and personal use of Company cars. The aggregate value of the perquisites provided to the Company’s named executive officers are as follows: Mr. Furlong—$9,602; Mr. Smith—$942,229; Mr. Ellis—$21,160; Mr. Krei—$20,878; and Mr. O’Neill—$16,313. The amount shown for Mr. Smith includes relocation expense reimbursements paid by the Company to a third party relocation service in 2009 in the amount of $913,636. Pursuant to Mr. Smith’s arrangement with the Company upon his commencement of employment in 2006, the third party relocation service purchased Mr. Smith’s home in 2008 for $2.45 million. The purchase price was based on the appraised value of the property at the time Mr. Smith commenced employment with the Company. The relocation service sold the property in August 2009 and incurred a loss on the sale due to the decline in the market value of the property from the date of appraisal to the sale date. Pursuant to the arrangement, the Company reimbursed the relocation service for $650,000, the amount of the loss on the sale, in addition to the costs of maintaining the property prior to the sale.

In February 2009, the Compensation Committee determined to eliminate any personal use of the Company aircraft. However, executive officers and their immediate family members are permitted incidental personal use of Company aircraft. Under this incidental use arrangement, these individuals are, on occasion, allowed to use otherwise unoccupied space on Company aircraft for a flight that was otherwise scheduled for business purposes. The Company recognizes no incremental cost in connection with such use.

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Mark F. Furlong	(1)		$350,000	$1,050,000	$1,785,000
	8/18/2009	8/18/2009				64,149	$437,496

Gregory A. Smith	(1)		$120,000	$384,000	$648,000
	8/18/2009	8/18/2009				35,190	$239,996

Thomas R. Ellis	(1)		$103,750	$332,000	$560,250
	8/18/2009	8/18/2009				30,425	$207,499

Kenneth C. Krei	(1)		$103,750	$332,000	$560,250
	8/18/2009	8/18/2009				30,425	$207,499

Thomas J. O’Neill	(1)		$103,750	$332,000	$560,250
	8/18/2009	8/18/2009				30,425	$207,499

(1)	Amounts reflect potential bonus payment amounts under the Company’s discretionary annual executive bonus arrangement for 2009. Under the Interim Final Rule, no bonuses or annual incentive awards may be accrued or paid under this plan as long as the Company is a participant in the Capital Purchase Program. However, the Interim Final Rule does permit payouts of bonus payments accrued to June 15, 2009. Notwithstanding this exception, the Compensation Committee determined in its discretion not to pay out the accrued bonus amounts for 2009.

(2)	Restricted shares vest based on the schedules described in the footnotes to the “Outstanding Equity Awards at Fiscal Year-End” table in this Proxy Statement. All restricted shares will vest immediately upon the death of the employee. The Interim Final Rule prohibits acceleration of vesting for these shares upon a “triggering event” (which relates to a change of control of the Company) as long as the Company is a participant in the Capital Purchase Program. Participants are paid dividends with respect to their unvested restricted shares.

(3)	Represents aggregate grant date value computed in accordance with FASB ASC Topic 718.

Annual Executive Incentive Plan and LTIP. Additional information regarding the Company’s annual incentive plan and LTIP may be found under “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation.”

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Mark F. Furlong	160,344		$19.20	4/16/2011	148,048	(1)	$806,862
	106,896		$23.91	12/20/2011				24,050	(6)	$32,768
	123,599		$21.37	10/25/2012
	92,733		$26.04	10/27/2013
	135,291		$31.39	10/27/2014
	135,291		$32.05	10/28/2015
	121,762		$35.98	10/30/2016
	150,322	75,162	$31.40	10/19/2017
	86,466	172,934	$18.66	10/29/2018

Gregory A. Smith	80,172		$33.46	6/19/2016	63,611	(2)	$346,680
	40,086		$35.98	10/30/2016				6,675	(6)	$9,095
	40,086	20,043	$31.40	10/19/2017
	23,066	46,134	$18.66	10/29/2018

Thomas R. Ellis	28,060		$15.53	6/30/2010	51,226	(3)	$279,182
	28,060		$23.91	12/20/2011				6,675	(6)	$9,095
	33,405		$21.37	10/25/2012
	25,054		$26.04	10/27/2013
	35,075		$31.39	10/27/2014
	53,448		$32.05	10/28/2015
	53,448		$35.98	10/30/2016
	37,859	18,930	$31.40	10/19/2017
	21,800	43,600	$18.66	10/29/2018

Kenneth C. Krei	66,810		$22.89	6/30/2013	52,756	(4)	$287,520
	60,129		$31.39	10/27/2014				6,350	(6)	$8,652
	60,129		$32.05	10/28/2015
	54,116		$35.98	10/30/2016
	37,859	18,930	$31.40	10/19/2017
	21,800	43,600	$18.66	10/29/2018

Thomas J. O’Neill	70,819		$15.53	6/30/2010	55,607	(5)	$303,058
	64,138		$23.91	12/20/2011				6,675	(6)	$9,095
	73,491		$21.37	10/25/2012
	60,129		$26.04	10/27/2013
	66,810		$31.39	10/27/2014
	66,810		$32.05	10/28/2015
	60,129		$35.98	10/30/2016
	40,086	20,043	$31.40	10/19/2017
	23,066	46,134	$18.66	10/29/2018

(1)	Mr. Furlong’s restricted shares vest as follows: 3,375 shares on each of October 30, 2010 and October 30, 2011; 3,000 shares on each of December 21, 2010, December 21, 2011, December 21, 2012 and December 21, 2013; 6,250 shares on each of October 19, 2010, October 19, 2011, and October 19, 2012; 14,919 shares on October 31, 2010; 1,328 shares on each of October 31, 2011 and October 31, 2012; 9,608 shares on each of October 29, 2011, October 29, 2012, and October 29, 2013; and 64,149 shares on August 18, 2012.

(2)	Mr. Smith’s restricted shares vest as follows: 2,400 shares on each of June 19, 2010, June 19, 2011, June 19, 2012, and June 19, 2013; 1,117 shares on each of October 30, 2010 and October 30, 2011; 1,667 shares on each of October 19, 2010, October 19, 2011 and October 19, 2012; 2,165 shares on October 31, 2010; 867 shares on each of October 31, 2011 and October 31, 2012; 2,563 shares on each of October 29, 2011, October 29, 2012, and October 29, 2013; and 35,190 shares on August 18, 2012.

(3)	Mr. Ellis’s restricted shares vest as follows: 1,483 shares on each of October 30, 2010 and October 30, 2011; 1,575 shares on each of October 19, 2010, October 19, 2011, and October 19, 2012; 4,714 shares on October 31, 2010; 563 shares on each of October 31, 2011 and October 31, 2012; 2,423 shares on each of October 29, 2011, October 29, 2012, and October 29, 2013; and 30,425 shares on August 18, 2012.

(4)	Mr. Krei’s restricted shares vest as follows: 1,200 shares on June 30, 2010; 1,500 shares on each of October 30, 2010 and October 30, 2011; 1,575 shares on each of October 19, 2010, October 19, 2011, and October 19, 2012; 4,958 shares on October 31, 2010; 590 shares on each of October 31, 2011 and October 31, 2012; 2,423 shares on each of October 29, 2011, October 29, 2012, and October 29, 2013; and 30,425 shares on August 18, 2012.

(5)	Mr. O’Neill’s restricted shares vest as follows: 1,667 shares on each of October 30, 2010 and October 30, 2011; 1,667 shares on each of October 19, 2010, October 19, 2011, and October 19, 2012; 7,848 shares on October 31, 2010; 656 shares on each of October 31, 2011 and October 31, 2012; 2,563 shares on each of October 29, 2011, October 29, 2012, and October 29, 2013; and 30,425 shares on August 18, 2012.

(6)	Units represent share equivalents granted under the LTIP for the 3-year period which began on January 1, 2008 and ending on December 31, 2010. The units vest 100% on December 31, 2010. Units are shown based upon the threshold performance level under the plan.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark F. Furlong (1)	—	—	—	—
Gregory A. Smith (2)	—	—	—	—
Thomas R. Ellis (3)	—	—	—	—
Kenneth C. Krei (4)	—	—	3,775	$37,572
Thomas J. O’Neill (5)	—	—	—	—

(1)	Does not include 9,243 restricted stock units that vested during 2009, the receipt of which was deferred by Mr. Furlong under the Marshall & Ilsley Corporation Executive Deferred Compensation Plan described in the narrative following the “Nonqualified Deferred Compensation in Fiscal 2009” table in this Proxy Statement. This includes restricted stock units of Fidelity National Information Services, Inc. (“FIS”) held by Mr. Furlong in connection with the separation of the Company and Metavante Technologies, Inc. (“Metavante”) in 2007, as FIS was the surviving corporation in the 2009 merger of Metavante and FIS. The value of such deferred restricted stock units as of the date of vesting was $99,242.

(2)	Does not include 12,152 restricted stock units that vested during 2009, the receipt of which was deferred by Mr. Smith under the Marshall & Ilsley Corporation Executive Deferred Compensation Plan described in the narrative following the “Nonqualified Deferred Compensation in Fiscal 2009” table in this Proxy Statement. This includes restricted stock units of FIS held by Mr. Smith in connection with the separation of the Company and Metavante in 2007, as FIS was the surviving corporation in the 2009 merger of Metavante and FIS. The value of such deferred restricted stock units as of the date of vesting was $127,299.

(3)	Does not include 2,150 restricted stock units that vested during 2009, the receipt of which was deferred by Mr. Ellis under the Marshall & Ilsley Corporation Executive Deferred Compensation Plan described in the narrative following the “Nonqualified Deferred Compensation in Fiscal 2009” table in this Proxy Statement. This includes restricted stock units of FIS held by Mr. Ellis in connection with the separation of the Company and Metavante in 2007, as FIS was the surviving corporation in the 2009 merger of Metavante and FIS. The value of such deferred restricted stock units as of the date of vesting was $22,387.

(4)	This includes restricted shares of FIS held by Mr. Krei in connection with the separation of the Company and Metavante in 2007, as FIS was the surviving corporation in the 2009 merger of Metavante and FIS.

(5)	Does not include 2,417 restricted stock units that vested during 2009, the receipt of which was deferred by Mr. O’Neill under the Marshall & Ilsley Corporation Executive Deferred Compensation Plan described in the narrative following the “Nonqualified Deferred Compensation in Fiscal 2009” table in this Proxy Statement. This includes restricted stock units of FIS held by Mr. O’Neill in connection with the separation of the Company and Metavante in 2007, as FIS was the surviving corporation in the 2009 merger of Metavante and FIS. The value of such deferred restricted stock units as of the date of vesting was $25,188.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Mark F. Furlong	Supplemental Retirement Benefit Agreement (1)	—	$2,427,354	$0

(1)	The Company has agreed to provide Mr. Furlong with a supplemental retirement benefit (the “SERP Agreement”). The purpose of the SERP Agreement is to provide an annual retirement benefit such that the sum of the benefits from the Company’s contributions into its qualified and non-qualified retirement programs, Social Security and the SERP Agreement equals 55% of the sum of Mr. Furlong’s highest average salary and annual short-term incentive compensation for any five of his last ten years of employment. The benefits under the SERP Agreement will begin vesting at age 55, and will be fully vested at age 62. If Mr. Furlong’s employment terminates prior to his attaining age 55 other than by reason of death or disability or in connection with a change of control of the Company, he will receive no benefits under the SERP Agreement. The total benefit under the SERP Agreement will be adjusted in the event of death or disability before age 62, and can be paid for life with a 120-month certain pay-out or on a joint and survivor basis at Mr. Furlong’s option. The payout option elected may also affect the amount of the annual benefit. Mr. Furlong’s estimated monthly retirement benefit beginning at age 65 is $36,533. The amount of this benefit is determined based on the average of the highest five of Mr. Furlong’s most recent 10 years of compensation earned through December 31 of the Company’s most recent fiscal year and the actuarial and interest rate assumptions described herein. During the period in which the Company is a participant in the Capital Purchase Program, the vesting of the benefits under the SERP Agreement will not accelerate upon a change of control.

(2)	Benefits under the SERP Agreement are not based on years of credited service.

(3)	The present value of accumulated benefits under the Nonqualified Plan and the SERP Agreement were determined assuming a discount rate of 6% and mortality rates that were based on the Retired Pensioner 2000 Mortality Male Table (Combined Healthy, with White Collar Adjustment, Projected to 2010 with Scale AA without phase-out), and were based on compensation earned through December 31, 2009.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Mark F. Furlong	$0	$49,500	$(507,244)	$4,664,873
Gregory A. Smith	$0	$23,964	$(64,447)	$1,232,570
Thomas R. Ellis	$0	$17,211	$45,902	$4,524,652
Kenneth C. Krei	$0	$14,940	$17,844	$255,140
Thomas J. O’Neill	$0	$14,940	$(112,812)	$2,977,710

(1)	All executive contributions and contributions by the Company have been reported in the Summary Compensation Table in either current or prior years, with the exception of Mr. Ellis, Mr. Krei and Mr. O’Neill. Mr. Ellis was not a named executive officer in prior years. The Company’s contribution for Mr. Ellis in 2009 was based on his 2008 compensation. Mr. Krei was not a named executive officer prior to 2007. Therefore, only his compensation for 2007, 2008 and the current year have been disclosed in previous or current Summary Compensation Tables. Mr. O’Neill was a named executive officer in 2004, 2005, 2007 and 2008. As a result, his compensation for 2002 through 2005 and for 2007 through the current year has been disclosed in the Summary Compensation Table in the previous years or in the current year.

(2)	Executives who elect to defer base salary or non-equity incentive payments or who receive employer contributions under the Deferred Compensation Plan as described below, may choose from three investments options: a fixed rate option equal to the Moody’s “A” Long-Term Corporate Bond Rate for the month of September of the previous year, an equity option equal to the total return of the S&P 500 Index, and Company Common Stock. The Moody’s rate for 2009 was 6.55%, and the individual earnings for the Moody’s investment were as follows: Mr. Furlong—$162,129; Mr. Smith—$47,390; Mr. Ellis—$243,515; Mr. Krei—$15,125; and Mr. O’Neill—$133,287. Individual earnings based on the return of the S&P 500 Index were as follows: Mr. Krei—$2,719. To the extent an executive elects to defer the receipt of restricted shares, the sole investment choice is Company Common Stock for any new deferrals. In connection with the separation of the Company and Metavante in October 2007, the outstanding deferred restricted stock units were converted into restricted units of both the Company. Metavante merged with FIS during 2009. Participants may not direct any additional funds into the FIS stock account. The individual earnings based on the return of M&I stock were as follows: Mr. Furlong—($1,272,797); Mr. Smith—($262,592); Mr. Ellis—($390,372); and Mr. O’Neill—($502,242). The individual earnings based on the return of FIS stock were as follows: Mr. Furlong—$603,424; Mr. Smith—$150,755; Mr. Ellis—$192,759; and Mr. O’Neill—$256,143.

(3)	Amounts in this column reflect deferrals and earnings under the Company’s deferred compensation plans, beginning in 1997 and through December 31, 2009. Disclosure of aggregate earnings under nonqualified deferred compensation plans was not previously required. Therefore, the following amounts have not been reported in the Summary Compensation Table in either the current or prior years: Mr. Furlong—($2,375,806); Mr. Smith—($678,770); Mr. Ellis—$4,524,652; Mr. Krei—$194,523; and Mr. O’Neill—$1,201,453. With the exception of Mr. Ellis, Mr. Krei and Mr. O’Neill, who were not executive officers since the inception of these plans, these amounts represent the aggregate earnings under the plans.

The 2005 Marshall & Ilsley Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) provides selected key employees of the Company, including the named executive officers, with the ability to defer up to 80% of base salary and 100% of bonus. Those employees electing to participate have three investment options for amounts deferred: a fixed rate option equal to the Moody’s “A” Long-Term Corporate Bond Rate for the month of September of the previous year and an equity option equal to the total return of the S&P 500 Index, and Company Common Stock. The percentage allocated to any investment option may not be less than 10% and elections may be changed quarterly. Participants may elect to invest balances held in the fixed rate option or in FIS common stock to Company Common Stock, but not vise versa. The Deferred Compensation Plan also allows participants to defer the receipt of restricted shares and shares issued upon the exercise of stock options. However, participants are not entitled to defer shares issued upon exercise of stock options until such time as the administrator of the Deferred Compensation Plan determines that such a deferral is permissible under Section 409A of the Code. Amounts deferred are distributable upon termination of employment at the election of the participant.

The distribution election choices under the Deferred Compensation Plan range from lump sum distribution to a pay-out over 15 years if a participant’s employment terminates on or after age 55, other than because of death or disability, with at least 10 years of service. For future plan year deferrals, distribution election choices may change, but only those distribution methods permitted under Section 409A of the Code will be allowed. Amounts deferred and investment returns on the deferred amounts are held in the Marshall & Ilsley Corporation

Deferred Compensation Trust II (the “Trust”) of which M&I Trust Company is the trustee. In addition to participant-directed deferrals, the applicable compensation plans require deferrals of any amount necessary to ensure the deductibility of compensation paid to a named executive officer under federal income tax law, with the exception of limitations imposed under Section 162(m)(5), the compensation deduction limitation imposed on TARP recipients. Participants in the Deferred Compensation Plan are also eligible to receive an employer contribution equal to the amount that would have been allocated to such participant’s account under the M&I Retirement Growth Plan absent statutory limitations on compensation. However, such contributions are considered bonuses under the ARRA and the Interim Final Rule and, as a result, are prohibited for as long as the Company is a participant in the Capital Purchase Program and the prohibition remains in place. When permitted, these contributions are credited to an account which vests after an employee has five years of “vesting service” (as defined in M&I’s Retirement Growth Plan). Participants have the same investment and pay-out elections with respect to these accounts as with other accounts in the Deferred Compensation Plan, and amounts credited are held in the Trust. To the extent participants do not receive matching amounts under M&I’s qualified retirement plan due to deferrals that reduce their taxable compensation below the qualified plan limits, participants receive a makeup matching amount under the Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Termination Payments. The Company does not have employment agreements with any of its named executive officers, nor does it currently intend to enter into any such agreements. Likewise, the Company does not have a written policy regarding the payments and benefits that named executive officers may be eligible for upon termination by the Company without cause or upon a termination that is mutually agreed upon by the Company and the executive. While the Company has in the past, under certain circumstances, agreed to make certain payments to named executive officers upon their mutually agreed upon termination of employment, such payments are prohibited under the ARRA and the Interim Final Rule. As a result, no such payments would have been made under any circumstance if any current named executive officer had terminated employment with the Company on December 31, 2009.

Stock Option and Restricted Stock Plans. Under the Company’s 1997, 2000 and 2003 Executive Stock Option and Restricted Stock Plans and the 2006 and 2009 Equity Incentive Plans (the “Plans”), in the event of a change of control of the Company (as defined in the Plans), all outstanding stock options and restricted shares become fully vested. In the event of normal retirement (defined as age 65) or early retirement (generally defined as age 55 with at least 10 years of service), the Compensation Committee’s past practice has been to accelerate the vesting of any outstanding restricted shares as of the date of such retirement. Such accelerations of vesting in the event of a change of control or retirement are prohibited under the ARRA and the Interim Final Rule.

In the event of death, all outstanding stock options and restricted shares become fully vested. In the event of disability, the period of disability is treated as continuing employment for purposes of the Plans. In connection with the separation of the Company and Metavante Corporation in November 2007, all outstanding restricted shares were converted into restricted shares of both the Company and Metavante. Following the merger of Metavante with and into FIS, restricted shares of Metavante were converted to restricted shares of FIS. However, the terms of the Plans continue to apply. The value of the accelerated vesting of unvested options and restricted shares (including FIS restricted shares) had the death of a named executive officer occurred on December 31, 2009 (based on a year-end stock price of $5.45 for the Company and a year-end stock price of $23.44 for FIS) would have been as follows: Mr. Furlong—$1,387,752; Mr. Smith—$565,211; Mr. Ellis—$421,908; Mr. Krei—$446,373; and Mr. O’Neill—$487,414.

Long-Term Incentive Plan. The ARRA and the Interim Final Rule prohibit payouts under the LTIP, except to the extent that amounts were accrued prior to June 15, 2009. Under the LTIP, in the event of a change of control of the Company (as defined in the LTIP), participants are entitled to a payout of any outstanding units based on the attainment of the performance criteria on the date the change of control occurs, unless the Compensation Committee provides otherwise at the time an award is made. In the event of normal retirement

(defined as age 65), executives participate in the LTIP as to performance units already awarded for the duration of the performance period. Likewise, in the event of early retirement (generally defined as age 55 with at least 10 years of service), the Compensation Committee’s past practice has been to allow executives to participate in the LTIP as to performance units already awarded for the duration of the performance period. In the event of death, the executive’s beneficiary may continue to participate in the LTIP as to the performance units already awarded until the close of the calendar year in which the executive dies, unless the Compensation Committee provides otherwise at the time an award is made. If the Compensation Committee determines that the relevant performance criteria have been met as of the close of the calendar year, the executive’s beneficiary would receive a prorated award of the outstanding units. In the event of disability, the period of disability is treated as continuing employment for purposes of the LTIP.

As a result of the prohibitions described above, the value to each participating named executive officer of accelerated vesting or continued participation in the LTIP for the duration of the performance period ending December 31, 2010, the only currently ongoing performance period under the LTIP, had any of the situations described above occurred on December 31, 2009 (based amounts accrued through June 15, 2009 at target performance and a year-end stock price of $5.45) would have been as follows: Mr. Furlong—$63,623; Mr. Smith—$17,658; Mr. Ellis—$17,658; Mr. Krei—$16,799; and Mr. O’Neill—$17,658.

Change of Control Agreements and Related Matters. The Company has entered into a Change of Control Agreement (collectively, the “Change of Control Agreements”) with each of the named executive officers. Under the Interim Final Rule, the Company is required to prohibit any golden parachute payments to the named executive officers, which include any payment for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services or benefits accrued. The prohibition also includes the acceleration of vesting due to the departure or the change in control event, as applicable. Under the Omnibus Amendment Agreements entered into between the Company and each of the named executive officers, the potential benefits under the named executive officer change of control agreements are subject to reductions as necessary to be in compliance with the provisions of the Capital Purchase Program and related legislation, including the Interim Final Rule. As a result, then named executive officers would not have been entitled to any payments under the Change of Control Agreements had they been terminated as of December 31, 2009 following a change of control of the Company.

The Change of Control Agreements with the named executive officers are substantially identical and have terms of three years (except with respect to Mr. Ellis, whose Change of Control Agreement has a term of two years). Absent the prohibitions described above, the Change of Control Agreements guarantee the named executive officers specified payments and benefits upon a termination of employment as a result of a change of control of the Company. If a change of control occurs, the contract becomes effective and continues for the relevant term. The employment term renews on a daily basis until the Company gives notice to terminate the daily renewal. The Change of Control Agreements provide for specified benefits after a change of control if the named executive officer voluntarily terminates for “good reason” or is involuntarily terminated other than for “cause” (as such terms are defined in the Change of Control Agreements). In addition, each of Messrs. Furlong’s, Smiths, Krei’s and O’Neill’s Change of Control Agreements provide that at the end of six months after a change of control, the named executive officer may terminate employment for any reason and is entitled to receive full benefits.

In the event of a termination of employment as a result of his death, each named executive officer’s beneficiary is entitled to six months of base salary. No additional benefits are guaranteed upon a named executive officer’s disability or termination of employment by the Company for cause.

Supplemental Retirement Benefit. If a change of control had occurred on December 31, 2009, 56% of the benefits under Mr. Furlong’s SERP Agreement would have been vested. An additional 4% of the benefits will vest for each subsequent year. While the SERP Agreement provides that the benefits under the SERP will be fully vested in the event of a change of control after Mr. Furlong attains age 55, any such acceleration of vesting is prohibited under the ARRA and the Interim Final Rule. The terms of the SERP Agreement are described in more detail in footnote 1 to the Pension Benefits table set forth above in this Proxy Statement.

DIRECTOR COMPENSATION FOR 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Andrew N. Baur	56,000	7,965	6,852	31,440	102,257	(3)
Jon F. Chait	70,000	7,965	6,852	—	84,817
John W. Daniels, Jr.	83,000	7,965	6,852	—	97,817
Ted D. Kellner	64,500	7,965	6,852	—	79,317
Dennis J. Kuester (4)	212,000	7,965	6,852	56,728	283,545
David J. Lubar	62,500	7,965	6,852	—	77,317
Katharine C. Lyall	65,500	7,965	6,852	—	80,317
John A. Mellowes	57,500	7,965	6,852	—	72,317
San W. Orr, Jr.	88,500	7,965	6,852	—	103,317
Robert J. O’Toole	82,000	7,965	6,852	—	96,817
Peter M. Platten, III	79,000	7,965	6,852	—	93,817
John S. Shiely	71,500	7,965	6,852	—	86,317
Debra S. Waller (5)	14,000	—	—	—	14,000
George E. Wardeberg	82,500	7,965	6,852	—	97,317
James B. Wigdale (6)	65,500	7,965	6,852	31,518	111,835

(1)	Represents aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)	Directors who were elected at the 2009 Annual Meeting of Shareholders received stock options in 2009. Total stock options held as of December 31, 2009 by individuals who served as directors of the Company during 2009 were as follows: Mr. Baur—24,043; Mr. Chait—30,723; Mr. Daniels—24,043; Mr. Kellner—47,096; Mr. Kuester—1,622,226; Mr. Lubar—10,681; Ms. Lyall—62,129; Mr. Mellowes—44,086; Mr. Orr—50,767; Mr. O’Toole—44,086; Mr. Platten—57,677; Mr. Shiely—44,086; Ms. Waller—28,724; Mr. Wardeberg—50,767; and Mr. Wigdale—1,131,093.

(3)	All Other Compensation includes the $2,000 monthly payments and other benefits received by Mr. Baur through April 2009 under the agreement between Mr. Baur and M&I Bank dated October 1, 2002, as well as the benefits he received following the expiration of that agreement. Certain benefits that were provided under the agreement, including payment of club dues, use of a Company owned vehicle and Company office space have been extended beyond April 2009.

(4)	All Other Compensation includes the benefits provided by the Company on behalf of Mr. Kuester under his transition and consulting agreement with the Company, which is described in detail under the heading “Loans and Other Transactions with the Company” in this Proxy Statement.

(5)	Ms. Waller did not stand for re-election at the Company’s 2009 Annual Meeting of Shareholders.

(6)	All Other Compensation includes the benefits provided by the Company on behalf of Mr. Wigdale under his consulting agreement with the Company, which is described in detail under the heading “Loans and Other Transactions with the Company” in this Proxy Statement.

For 2009, non-employee directors of the Company were paid a Board retainer fee of $30,000. This Board retainer fee amount reflects a 25% decrease from the 2008 amount, which was part of the Company’s 2009 expense reduction initiatives. Also for 2009, the chair of the Audit Committee was paid an additional retainer fee of $15,000, and the chairs of the Compensation, Nominating, Retirement Investment and Risk Management Committees were each paid an additional retainer fee of $10,000.

In addition, non-employee directors receive a fee of $1,500 for each Board meeting and each committee meeting they attend. The director appointed to act as presiding director at the non-management executive sessions of the Board is paid $5,000 per year to act in such capacity. The Company has established a deferred compensation plan for its directors. Under such plan, all or part of the fees received by a director may be deferred at the election of the director. Amounts deferred may be allocated to one of two accounts as selected by the participating director: (i) the Common Stock account or (ii) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks. Payment of benefits from the Common Stock account is made in shares of Common Stock. The deferred compensation plan also allows directors to defer the receipt of shares issued upon the exercise of stock options, but only to the extent allowable under Section 409A of the Code. Deferred amounts are payable to a participating director at the election of the participating director. The election choices for 2010 plan year deferrals range from lump sum distribution after termination to five or ten annual installments after termination of service. Messrs. Chait, Kellner, Lubar, Mellowes and O’Toole elected to defer compensation under the plan during 2009.

Non-employee directors of the Company who are also directors of subsidiaries of the Company receive compensation from those subsidiaries in varying amounts based on the applicable director compensation schedule. Directors of subsidiaries of the Company may also elect to defer compensation under the plan described above. In 2009, Messrs. Kuester, O’Toole, Wardeberg and Wigdale were non-employee directors of M&I Bank, Mr. Baur was Chairman of Southwest Bank and Mr. Daniels was a director of M&I Community Development Corporation. In addition, it has been the practice of the Company that individuals who served as directors of M&I Bank prior to 1994 are elected Directors Emeritus of M&I Bank each year for a number of years equal to the length of time the individual served as director. Pursuant to this practice, such Directors Emeritus directors receive a fee equal to the retainer fee in effect for directors of M&I Bank at the time the individual retired from the M&I Bank board. Current directors of the Company who are eligible to become Directors Emeritus of M&I Bank include Messrs. Orr, Wardeberg and Wigdale. Directors Emeritus do not attend meetings of the board of directors of M&I Bank or of the Company. No other directors of the Company will be eligible to receive compensation as Directors Emeritus of M&I Bank.

In 2009, each such director who was elected or re-elected as a director at the Annual Meeting received an option to purchase 2,000 shares of Common Stock at an exercise price per share equal to 100% of the fair market value (defined as the closing price) on the date the option is granted. The options will not be exercisable more than 10 years after the date of grant, and the options will terminate no later than three years after the participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the participant’s election, be paid in cash or previously owned shares of Common Stock or a combination thereof. In addition, in 2009, each such director received 1,350 restricted stock units.

Directors, their spouses and immediate family members are permitted incidental personal use of Company aircraft. Under this incidental use arrangement, these individuals are, on occasion, allowed to use otherwise unoccupied space on Company aircraft for a flight that was otherwise scheduled for business purposes.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(3)(4)
Equity compensation plans approved by security holders	34,725,212	$24.61	16,174,749
Equity compensation plans not approved by security holders (5)	0	0	0
Total	34,725,212	$24.61	16,174,749

(1)	The table does not include information regarding the following plans: the Company’s Dividend Reinvestment and Cash Investment Plan; and the M&I Retirement Program (an employee benefit plan intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended).

(2)	Includes 33,755,959 shares to be issued upon exercise of outstanding options under all of the Company’s stock option plans. This includes 137,040 shares to be issued upon exercise of outstanding options under plans assumed by the Company in mergers. The weighted-average exercise price of outstanding options granted under plans assumed in mergers as of December 31, 2009 was $17.31. There will be no further grants under these assumed plans. Also includes 969,253 shares held in the Directors Deferred Compensation Plan. These shares were not included in computing the weighted average exercise price. Under the Directors Deferred Compensation Plan, directors may elect to defer all or a portion of their directors’ fees into one of two accounts: (i) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks, or (ii) a Common Stock account in which shares are purchased on the open market and held in trust until the director’s retirement.

(3)	Does not include 170,625 outstanding units awarded and 1,638,903 units available for issuance under the LTIP (not including additional units credited to the accounts of participants in lieu of the payment of cash dividends). See the description of the LTIP in the narrative under “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation” in this Proxy Statement. Any payout obligations under the LTIP must be satisfied in cash, in an amount equal to the fair market value of the number of shares represented by the units. Also does not include 718,229 shares held in the Executive Deferred Compensation Plan. Under the Executive Deferred Compensation Plan, participants had the ability to elect to defer the receipt of restricted shares.

(4)	Includes 146,686 shares available for issuance under the 2000 Executive Stock Option and Restricted Stock Plan; 653,779 shares available for issuance under the 2003 Executive Stock Option and Restricted Stock Plan; 5,988,786 shares available for issuance under the 2006 Equity Incentive Plan; 9,060,734 shares available for issuance under the 2009 Employee Stock Purchase Plan; and 324,764 shares available under the 2009 Equity Incentive Plan. Under the 2000 and 2009 Employee Stock Purchase Plans, eligible employees may purchase shares quarterly by payroll deductions, subject to certain aggregation limits, at a purchase price equal to 85% of the fair market value of the Company’s Common Stock on the last day of the quarter.

(5)	All of the Company’s existing equity compensation plans have been approved by shareholders.

AUDIT COMMITTEE REPORT

The Audit Committee of Marshall & Ilsley Corporation has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•

received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and

•	discussed with Deloitte & Touche the auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Fees Paid to Independent Auditors

The following table presents fees for audit services rendered by Deloitte & Touche for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2009 and December 31, 2008, and fees billed by Deloitte & Touche for other services rendered during the same periods.

	2009	2008
Audit Fees	$1,746,000	$1,929,000
Audit-Related Fees	663,000	655,000
Tax Fees	67,000	253,000
All Other Fees	0	0

Total	$2,476,000	$2,837,000

Audit Fees. Services rendered in this category in 2009 and 2008 consisted of:

•	audits of the consolidated and various affiliates’ financial statements;

•	reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q;

•	audit of the Company’s internal control over financial reporting and attestation to management’s assessment thereof; and

•

services associated with registration statements, periodic reports and other documents filed with the Securities and Exchange Commission or other documents issued in connection with securities offerings, such as comfort letters and consents.

Audit-Related Fees. Services rendered in 2009 and 2008 in this category, which includes assurance and related services by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company’s financial statements, consisted primarily of:

•	internal control reviews, including SAS 70 reviews of the internal controls that were in operation at the Company’s service organizations;

•	services related to several unusual financial events that affected the Company’s results of operations in 2007;

•	due diligence services pertaining to acquisitions, dispositions and financing transactions;

•	attestation to management’s assertions relating to minimum servicing standards for certain securitization trusts;

•	financial statement audits of employee benefit plans and common and collective funds; and

•	various agreed upon procedure reports.

Tax Fees. The aggregate fees billed in 2009 and 2008 for services rendered in this category, which includes professional services rendered by Deloitte & Touche for tax compliance, tax advice and tax planning consisted primarily of:

•	tax planning and other non-compliance consultation, including tax audit assistance and ruling requests; and

•	tax compliance and ruling requests, including federal and state tax return preparation.

All Other Fees. Deloitte & Touche did not provide any products and services other than the services reported above in 2009 and 2008.

Pre-Approval Policy

The Audit Committee must pre-approve all audit and non-audit services to be provided by the Company’s independent auditors, subject to a de minimus exception as provided in its charter. The Audit Committee has adopted a pre-approval policy relating to audit and non-audit services. This policy provides that the Company’s auditors may only provide those “tax” and “other” services that the Audit Committee believes will not impair the auditors’ independence. The Audit Committee believes that the provision of audit-related services, which are traditionally performed by the independent auditors, does not impair the independence of the auditors.

The pre-approval policy describes the permitted audit, audit-related, tax and other services that have the pre-approval of the Audit Committee, including the pre-approved fee levels for all services. Unless a type of service to be provided by the independent auditors has received general pre-approval, it must receive specific pre-approval by the Audit Committee. Any proposed services exceeding the pre-approved fee levels require specific pre-approval by the Audit Committee. The term of any pre-approval is generally one year from the date of pre-approval or, if the pre-approval relates to a specific project, for the term of the project. The chair of the Audit Committee has the authority to grant pre-approvals of audit and non-audit services between meetings, provided that any such pre-approval must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee will annually review and pre-approve services that may be provided by the independent auditors.

The Audit Committee:

Mr. Orr, Chairman                                Mr. O’Toole                                 Ms. Lyall

PROPOSAL 2. 2010 EQUITY INCENTIVE PLAN

Introduction

The shareholders of the Company are asked to consider and approve the adoption of the Marshall & Ilsley Corporation 2010 Equity Incentive Plan (the “2010 Plan”). Equity compensation has historically been, and continues to be, a key component of the Company’s total compensation program. Obtaining shareholder approval of the 2010 Plan is critical to the Company’s ability to continue to attract, retain and motivate the key talent necessary to continue to lead the Company through the ongoing economic downturn and to position the Company for future success.

Background of the Proposal

The “Compensation Discussion and Analysis” section of this Proxy Statement describes the two main objectives of the Company’s executive compensation program:

•	to offer a competitive total compensation value that will allow the Company to continue to attract, retain and motivate highly talented individuals to fill key positions; and

•	to align a significant portion of each executive officer’s total compensation with the performance of the Company and the interests of the Company’s shareholders.

The ability to fulfill these objectives is critical to the long-term success of the Company, and they apply not only to the compensation of the Company’s executive officers, but to key individuals in other positions throughout the Company which are deemed to be important to the Company’s success.

The Board of Directors of the Company adopted the 2010 Plan in February 2010, subject to approval by the Company’s shareholders. There are several reasons why the Board of Directors determined it was necessary to adopt a new plan at this time:

•

Given the importance of equity compensation in carrying out the compensation objectives of the Company, it is important that there be sufficient equity awards available for award to key contributors within the Company today as well as individuals that the Company may attempt to recruit in the future.

•

The ARRA and the Interim Final Rule placed limitations on the forms of performance-based compensation that may be paid to SEOs and other employees who are subject to the restrictions. Under the restrictions, the compensation program for these individuals may consist of only cash salary, stock salary, and restricted stock. The equity components of this compensation program, representing the stock salary and restricted stock, are critical to the Company’s objective of aligning compensation with performance.

•

Consistent with the objective of aligning the compensation of the Company and the interests of the Company’s shareholders, total annual cash compensation for the Company’s executive officers and other employees has decreased significantly over the last three years. In addition to the fact that no annual or long-term incentive payouts were made to the executive officers with respect to 2010, the value of currently outstanding equity awards has been greatly reduced or, in many cases eliminated, leaving no meaningful retention elements in place for the Company’s executive officers and other employees who participate in the Company’s equity compensation programs.

The Compensation Committee continues to focus on prudently leveraging for all participating employees the benefits of the Company’s equity compensation programs by moderating the potential dilutive impact on the interests of the Company’s shareholders. Toward this objective, the Compensation Committee has intentionally maintained annual awards at levels that it believes to be within competitive practice relative to peer group companies.

The features of the 2010 Plan, which are described in detail below, were designed with the best interests of the Company and its shareholders in mind. In order to ensure that the Company is able to continue to incorporate equity compensation as a critical component of its equity compensation program, and for the reasons described above, the Board of Directors recommends a vote FOR approval of the 2010 Plan.

Material Features of the Plan

Introduction. As described above, the Board of Directors adopted the 2010 Plan in February 2010, subject to shareholder approval. The 2010 Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and to reward them for making contributions to the success of the Company.

The 2010 Plan includes the following material provisions:

•	the aggregate number of shares of Common Stock subject to the 2010 Plan is 14,000,000 shares, representing approximately 2.7% of the number of shares of Common Stock outstanding as of March 1, 2010;

•	the exercise price for options and stock appreciation rights cannot be less than the fair market value of the Company’s Common Stock on the date of grant;

•

the exercise prices for options or stock appreciation rights cannot be repriced without shareholder approval, except to reflect changes to the capital structure of the Company as set forth in Section 15 of the 2010 Plan, and the Compensation Committee may not grant any “reload” stock options (stock options that grant additional options upon exercise of the original) under the 2010 Plan;

•	a maximum term of ten years for options and stock appreciation rights;

•

the Compensation Committee is required to comply with vesting guidelines in connection with making awards representing 80% or more of the shares of Common Stock available for award under the 2010 Plan. These guidelines generally require that (1) options and stock appreciation rights will vest over a period of at least three years; (2) time-vested restricted stock or restricted stock units will vest no more quickly than ratably over a period of at least three years; and (3) performance-vested restricted stock and restricted stock units will vest no earlier than the first anniversary of their respective dates of issuance. The stock vesting guidelines will not apply with respect to shares awarded in the form of stock salary;

•

a maximum of 50% of the shares available for issuance under the 2010 Plan can be in the form of restricted shares or restricted stock units, and the 2010 Plan does not have share recycling provisions (such as provisions that would permit shares withheld for payment of taxes or the exercise price of stock options to be re-granted under the plan);

•

dividends or dividend equivalents can be paid in connection with an award of time-vested restricted stock or restricted stock units; however, while dividends or dividend equivalents may accrue in connection with any performance-based awards, they will not be paid until such time, if any, as such awards vest; and

•	awards cannot be transferred to third parties, with the exception of certain estate planning transfers, which can be made if the committee that administers the 2010 Plan approves such transfers.

The complete text of the 2010 Plan is set forth in Appendix A. The following summary of the material features of the 2010 Plan is qualified in its entirety by reference to Appendix A.

Eligibility. Persons eligible for awards under the 2010 Plan will include current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company and who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Compensation Committee or the management of the Company, can have a significant effect on the success of the Company. As of March 1, 2010, approximately 2,500 individuals would be eligible to participate in the 2010 Plan.

Administration. The 2010 Plan will be administered by the Compensation Committee. Except to the extent prohibited by applicable law, the Compensation Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the 2010 Plan pursuant to such conditions or limitations as the Compensation Committee may establish.

Awards. Awards under the 2010 Plan may include incentive stock options (referred to as “ISOs”) and non-statutory stock options (referred to as “NSOs”), shares of restricted stock or restricted stock units, or stock appreciation rights (referred to as “SARs”), each as described below. The Compensation Committee is responsible for determining the type or types of awards to be made to each participant.

The terms, conditions and limitations applicable to each award, including any vesting requirements, will be set forth in the related award agreement. However, except with respect to awards of stock salary, the Compensation Committee is required to comply with the following vesting guidelines in connection with making awards representing 80% or more of the shares of Common Stock available for award under the 2010 Plan:

•	Options and SARs will vest on a ratable basis over a period of at least three years;

•

Time-vested restricted stock or restricted stock units will vest pursuant to a vesting schedule determined by the Committee, but in no event will any shares of restricted stock or restricted stock units vest until the third anniversary of their respective dates of issuance; and

•

Performance-vested restricted stock and restricted stock units will vest pursuant to a vesting schedule determined by the Compensation Committee, but in no event will any shares of restricted stock or restricted stock units vest until the first anniversary of their respective dates of issuance.

In all events, upon the occurrence of a change in control (as defined in the 2010 Plan), all awards will become fully vested and immediately exercisable, except to the extent that accelerated vesting is prohibited under the Interim Final Rule.

The aggregate number of shares of Common Stock subject to the 2010 Plan is 14,000,000 shares, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two, and all of which may be granted in the form of ISOs. No individual may receive options covering or grants of shares consisting of more than 2,500,000 shares in the aggregate during the term of the 2010 Plan, and the Company may not issue more than 7,000,000 shares of restricted stock or restricted stock units during the term of the 2010 Plan. The 2010 Plan will terminate on April 26, 2020, subject to early termination by the Company’s Board as described in the 2010 Plan, and no awards may be made under the 2010 Plan after such date.

Stock Options. Stock options are rights to purchase a specified number of shares of Common Stock for a purchase price of not less than 100% of the fair market value of the Common Stock on the date of grant. The Compensation Committee may not reduce the purchase price for Common Stock pursuant to a stock option after the date of grant without the consent of the Company’s shareholders, except in accordance with certain adjustment provisions set forth in the 2010 Plan, and the Compensation Committee may not grant any reload stock options. A stock option may be designated by the Compensation Committee in the award agreement as an NSO for all participants or an ISO for employee participants. An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Compensation Committee, must comply with Section 422 of the Code which, among other limitations, provides that the aggregate fair market value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a participant during any calendar year may not exceed $100,000; that ISOs must be priced at not less than 100% of the fair market value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that ISOs must be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions relating to an option grant will be established by the Compensation Committee and set forth in the award agreement. The closing sale price of the Common Stock on the New York Stock Exchange on March 1, 2010 was $7.06.

Restricted Stock or Restricted Stock Unit Award. A restricted stock or restricted stock unit award is an award of stock, or in the case of a restricted stock unit, a bookkeeping entry granting a participant the right to a share of Common Stock in the future, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services or such other restrictions and conditions as may be established by the Compensation Committee and set forth in the award agreement.

SARs. SARs or stock appreciation rights refers to a grant of the right to receive, upon exercise, the difference between the fair market value of a share of Common Stock on the date of exercise, and the grant value of each SAR. The grant value will not be less than 100% of the fair market value of the Common Stock on the date of grant, as set forth in the award agreement. The difference between the fair market value on the date of exercise and the grant value, multiplied by the number of SARs exercised (which we refer to as the “spread”), will be paid in shares of Common Stock with a fair market value equal to the spread. However, the Company may, in the sole discretion of the Compensation Committee, elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Compensation Committee, with a fair market value equal to the spread. The other restrictions and conditions of the SARs will be established by the Compensation Committee and set forth in the award agreement.

Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the 2010 Plan. However, no amendment or termination may adversely affect the rights of any participant or beneficiary under any award granted under the 2010 Plan without the written consent of the affected participant prior to the date such amendment is adopted by the Board, except (1) to the extent necessary for participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (2) for adjustments permitted under the 2010 Plan.

In addition, the Board may not, without further shareholder approval:

•	adopt any amendment to the 2010 Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the New York Stock Exchange;

•	reduce the exercise price of an option or the grant value of a SAR, except in accordance with the adjustment provisions under the 2010 Plan;

•	change the types of awards available under or materially expand the class of persons eligible to receive awards or otherwise participate in the 2010 Plan; or

•	materially increase the benefits accruing to participants under the 2010 Plan.

Adjustments. In the event of certain changes in the capital structure of the Company, the Compensation Committee may make proportionate equitable adjustments to outstanding awards such that the net value of the award is not changed. Any adjustment action taken by the Compensation Committee will be conclusive and binding on all participants, the Company and their successors, assigns and beneficiaries.

Termination of Employment or Service. In the event of termination of employment or service other than as a result of death, disability, retirement or early retirement (as defined in the 2010 Plan), a participant will generally have 90 days after termination to exercise options which were vested on the date of termination. A participant who is a non-employee director of the Company will generally have until the earlier of the tenth anniversary of the date of grant or the third anniversary of the termination of the participant’s service as a director to exercise options which were vested on the date of termination. The Compensation Committee has discretion to provide the period for which, and the extent to which, options remain exercisable in the event of termination of employment resulting from death, disability or retirement. Restricted stock and restricted stock units are generally forfeited upon termination of employment.

Federal Income Tax Consequences

Counsel for the Company has advised that the federal income tax consequences of NSOs, ISOs, restricted stock, restricted stock units and SARs proposed to be granted under the 2009 Stock Option Plan are generally as follows:

NSOs. The grant of an NSO will have no federal income tax consequences to the Company or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and the Company will ordinarily be entitled to a deduction for such amount, subject to limitations contained in Section 162(m)(5) of the Code for compensation recognized by senior executive officers while the Company has outstanding Senior Preferred Stock purchased by the U.S. Treasury pursuant to the Capital Purchase Program. Gains recognized on the exercise of options by employees will be subject to income and employment tax withholding. The holder of shares acquired upon exercise of an NSO will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a participant. The amount by which the fair market value of the shares acquired upon the exercise of an ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If a participant has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares equal to the excess of the fair market value of the shares on disposition over the exercise price for the shares. In such circumstances, no deduction would be allowed to the Company for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise. If, however, the participant disposes of his or her shares within the holding periods described above, (i) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the participant and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) the Company will be entitled to a deduction for such year in the amount of the ordinary income so recognized, subject to the limitations of Section 162(m)(5) of the Code, discussed above; and (iii) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

Restricted Stock. The grant of restricted stock is not a taxable event to a participant, absent an election under Section 83(b) of the Code. If no election is made, the participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the shares. The amount of the income will equal the fair market value of the shares when the restrictions lapse, less any amount paid by the participant for the shares. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted shares equal to their fair market value at the date of grant less any amount paid by the participant for the shares, determined without regard to the restrictions imposed thereon. In both cases, the amount taxed as ordinary income will be subject to income and employment tax withholding if the participant is an employee. If the restricted shares are subsequently forfeited after a Section 83(b) election and before the restrictions lapse, the participant is not entitled to claim the loss for income tax purposes. The Company will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will generally equal the amount of ordinary income recognized by the participant, subject to the applicability of Section 162(m)(5) of the Code, discussed above.

Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant or vesting of restricted stock units. However, upon vesting, the then fair market value of the units is subject to employment tax withholding if the participant is an employee. The participant will recognize taxable ordinary income at such time as shares are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares distributed to the participant. If the participant is an employee, the ordinary income recognized on distribution is subject to income tax withholding. Upon the distribution of shares to a participant with respect to restricted stock units, the Company will ordinarily be entitled to a deduction for federal income tax purposes (subject to the requirements of Section 162(m)(5) of the Code) in an amount equal to the taxable ordinary income recognized by the participant. The basis of the shares of Common Stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares plus any amount paid for the restricted stock units, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the date the shares are distributed to the participant.

SARs. A participant will not be deemed to have received taxable income upon the grant or vesting of an SAR. Upon the exercise of an SAR, a participant generally will be deemed to have received income, taxable for federal income tax purposes at ordinary income rates, equal to the fair market value at the time of exercise of any Common Stock received plus the amount of any cash received, and the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of such exercise, subject to the requirements of Section 162(m)(5) of the Code. Gains recognized on the exercise of SARs by employees will be subject to income and employment tax withholding. The basis of shares received upon the exercise of an SAR will equal the fair market value of the shares at the time of exercise, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the date of exercise of the SAR.

The foregoing summary does not contain a complete analysis of all the potential tax consequences of the types of awards proposed to be granted under the 2010 Plan, including employment tax and state, local or foreign income tax consequences.

Vote Required

Approval of the 2010 Plan requires the affirmative vote of the majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents more than 50% of all shares entitled to vote on the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the 2010 Plan is approved. However, because abstentions and broker non-votes are not counted as votes cast and therefore will not count toward the 50% of all shares entitled to vote on the proposal, abstentions or broker non-votes may have the effect of a vote against this proposal.

The Board of Directors recommends a vote FOR approval of the 2010 Equity Incentive Plan.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010 and is seeking the ratification of their appointment by the shareholders. Deloitte & Touche audited the Company’s financial statements for the fiscal year ended December 31, 2009. Representatives of Deloitte & Touche will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

Ratification of the appointment of Deloitte & Touche as the Company’s independent auditors for the fiscal year ending December 31, 2010 requires that the number of votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the appointment is ratified. If the appointment of Deloitte & Touche is not ratified, the Audit Committee will consider the shareholders’ action in deciding whether to appoint Deloitte & Touche as the Company’s independent auditors for 2011.

The Board of Directors recommends a vote FOR ratification of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010.

PROPOSAL 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

EESA and the ARRA require financial institutions, like the Company, which have sold preferred stock and issued warrants to the U.S. Treasury under the Capital Purchase Program to permit a separate and non binding shareholder vote to approve the compensation of such financial institution’s executive officers. SEC regulations require participants in the Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation

The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and align the interests of the Company’s named executive officers with the long-term interests of shareholders. Like many companies in the financial services sector, the financial downturn continued to have a significant impact on the Company’s results of operations and on the price of the Company’s Common Stock in 2009. As was the case in 2008, the compensation of the Company’s named executive officers reflected the Company’s performance in 2009, consistent with the Company’s objective of aligning executive compensation with the annual and long-term performance of the Company and the interests of the Company’s shareholders. The Compensation Committee took a number of significant actions with respect to executive compensation for 2009 as part of its ongoing efforts to address economic conditions and to maintain an executive compensation program consistent with the Company’s objectives.

As part of the Company’s expense reduction initiatives, the Compensation Committee determined to freeze all executive officer base salaries for 2009. The Compensation Committee maintained this base salary freeze even after the ARRA and the Interim Final Rule prohibited payment of several of the other elements of the Company’s named executive officers’ total compensation. Due to the significant degree of economic uncertainty and market volatility, the Compensation Committee also determined that any bonus payments to named executive officers with respect to 2009 would be based on subjective factors. Even though the Company accrued amounts for bonus payments during 2009 and was permitted under the Interim Final Rule to pay out a portion of those accrued amounts, the Compensation Committee determined in its discretion not to pay any annual bonuses to the named executive officers based on the Company’s overall performance in 2009 and the continuing economic downturn. The Company’s objective of aligning a significant portion of each executive officer’s total compensation with the long-term performance of the Company was further reflected in the LTIP results for the three-year performance period ended December 31, 2009. Because the Company’s earnings per share and total shareholder return for the performance period were below the threshold amounts, the named executive officers received no long-term incentive payments under the LTIP. In accordance with the prohibitions of the ARRA and the Interim Final Rule, no stock options were awarded to the Company’s executive officers in 2009. Overall, the total 2009 annual cash compensation for the named executive officers as a group decreased a total of approximately 60% since 2006.

With respect to 2010, the Compensation Committee has made a number of significant modifications to the Company’s executive compensation program to ensure that the program complies with the ARRA and the Interim Final Rule, while still attempting to fulfill the objectives of the program. These actions are described in detail under “Executive Compensation–Compensation Discussion and Analysis—Modifications for 2010” in this Proxy Statement.

In the context of continued economic difficulties and the significant constraints on executive compensation under the ARRA and the Interim Final Rule, the Company and the Compensation Committee remain committed to the compensation philosophy, policies and objectives outlined under “Executive Compensation—Compensation Discussion and Analysis.” Named executive officer compensation for 2009 continued to reflect the effectiveness of the Company’s executive compensation program in fulfilling its objectives during times of economic difficulty and weak financial performance. As reflected in the program modifications for 2010, the Compensation Committee continues to assess all elements of the executive compensation program in this context and will take any steps it deems necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement in its entirety for a detailed discussion of the Company’s executive compensation program.

As required by EESA, the ARRA and SEC regulations, the Board of Directors has authorized a shareholder vote on the Company’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders of Marshall & Ilsley Corporation approve the overall executive compensation policies and procedures employed by the Company, as described in the Company’s Proxy Statement for the 2010 Annual Meeting of Shareholders.”

Vote Required

Approval of the Company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation policies and procedures are approved. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends a vote FOR approval of this proposal on executive compensation.

SUBMISSION OF SHAREHOLDER PROPOSALS

The 2011 Annual Meeting of Shareholders is scheduled for April 26, 2011. In accordance with the Company’s By-Laws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2011 Annual Meeting of Shareholders and any other shareholder proposed business to be brought before the 2011 Annual Meeting of Shareholders must be submitted to the Company no later than January 27, 2011. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with the Company’s By-Laws which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, shareholder proposals for consideration at the 2010 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, 770 North Water Street, Milwaukee, Wisconsin 53202 on or before November 12, 2010. Proposals should be directed to Mr. Randall J. Erickson, Senior Vice President, Chief Administrative Officer and General Counsel. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

PENDING LEGAL PROCEEDINGS

No director or executive officer is an adverse party or has an interest adverse to the Company or any of its subsidiaries in any material pending legal proceeding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that during 2009 all such Section 16(a) filing requirements were timely satisfied.

OTHER VOTING INFORMATION

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 26, 2010. To vote over the Internet or by telephone, please refer to the instructions on the Notice of Internet Availability or, as applicable, the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

If your shares are held in “street name” (through a broker, bank or other nominee), you may need to contact your broker, bank, or other nominee to determine how to vote electronically using the Internet or telephonically, or what is required to vote your shares in person at the Annual Meeting.

OTHER MATTERS

Although management is not aware of any other matters that may come before the meeting, if any such matters should be properly presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors,

Gina M. McBride, Vice President and Secretary

Appendix A

MARSHALL & ILSLEY CORPORATION

2010 EQUITY INCENTIVE PLAN

1. Objectives. The Marshall & Ilsley Corporation 2010 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2. Definitions.

(a) “Award” shall mean an Option, share of Restricted Stock, Restricted Stock Unit or SAR (stock appreciation right) awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of Marshall & Ilsley Corporation.

(d) “Cause” shall mean the discharge of an employee on account of fraud or embezzlement against the Company or serious and willful acts of misconduct which are detrimental to the business of the Company.

(e) “Change in Control” shall mean any of the following:

(i) The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of common stock shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change in Control under paragraph (iii) of this Section 2(e); or

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than two-thirds (2/3) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(f) “Common Stock” or “stock” shall mean the authorized and issued or unissued $1.00 par value common stock of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean the Compensation and Human Resources Committee of the Board, unless the Board designates a different qualifying Committee. Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3 thereunder, as such rule is currently in effect or as hereafter modified or amended, and to permit the Plan to comply with the requirements of Section 162(m)(4)(C)(i) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.

(i) “Company” shall mean Marshall & Ilsley Corporation, its direct and indirect subsidiaries, and partnerships and other business ventures in which Marshall & Ilsley Corporation or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee. For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

(j) “Early Retirement” shall mean termination of employment or service after age 55 with at least ten years of employment or service with the Company.

(j) “Fair Market Value” shall mean the closing sale price of Common Stock on the New York Stock Exchange as reported in the Midwest Edition of the Wall Street Journal on the indicated date. If no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said exchange, or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k) “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

(l) “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Paragraph 7 of the Plan.

(m) “Option” shall mean (1) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (2) with respect to any non-employee, a Non-Statutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

(n) “Participant” shall mean a current, prospective or former employee, non-employee director, consultant or other person who provides (or provided) services to the Company to whom an Award has been made under the Plan.

(o) “Plan” shall mean the Marshall & Ilsley Corporation 2010 Equity Incentive Plan.

(p) “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

(q) “Restricted Stock Unit” shall mean a right to receive one share of Common Stock granted to a Participant pursuant to Section 7, hereof, subject to the restrictions set forth in the Award Agreement.

(r) “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

(s) “Retirement” shall mean the termination of a Participant’s employment on or after age 65.

3. Eligibility. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.

4.	Common Stock Available for Awards.

(a) Number of Shares. Subject to adjustment as provided in Section 15 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 14,000,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two. For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (1) any shares of Common Stock subject to any Award under this Plan which terminates by expiration, forfeiture, cancellation or otherwise without the issuance of shares shall be available for grant under the Plan; (2) upon the exercise of an SAR or Option granted under the Plan, the full number of shares represented by the SAR or Option exercised (including any shares withheld to satisfy taxes and any shares used to exercise an Award, whether directly or by attestation) shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; (3) shares of Common Stock withheld to satisfy taxes on any Award, to the extent not already treated as issued pursuant to subparagraph (2), above, shall be treated as issued hereunder; and (4) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above.

(b) Incentive Stock Options. Subject to adjustment as provided in Section 15 hereof, up to 14,000,000 shares of Common Stock may be granted in the form of Incentive Stock Options.

(c) Limits. Subject to adjustment as provided in Section 15 hereof, no individual shall be eligible to receive Awards aggregating more than 2,500,000 shares of Common Stock reserved under the Plan during the term of the Plan and the Company will not issue more than 7,000,000 shares of Restricted Stock or Restricted Stock Units during the term of the Plan. For purposes of determining the maximum number of these types of Awards available for grant under the Plan, any shares of Restricted Stock which are forfeited to the Company, or any Restricted Stock Units which are forfeited to the Company, shall be treated, following such forfeiture, as Awards that have not been granted under the Plan.

(d) Securities Law Filings. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons. Notwithstanding the foregoing, the Committee may not waive Award restrictions except in the case of death, disability, Retirement or Early Retirement, a Change in Control or, only while the Company is participating in the Treasury’s Capital Purchase Program under the Troubled Asset Relief Program (“TARP”), acceleration of vesting of Awards in circumstances where the Participant will lose the benefit of all or a portion of the Awards because the Participant will become either a Senior Executive Officer or one of the next 20 most highly-compensated employees of the Company, both as defined under the rules governing recipients of TARP funds.

6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award including any vesting requirements, provided, however, that such vesting requirements shall be consistent with Section 8 hereof. In all events, upon the occurrence of a Change in Control, all Awards will become fully vested and immediately exercisable. The type of Awards available under the Plan are those listed in this Section 7.

(a) Stock Option. An Option is the grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant. In addition, (i) the Committee may not reduce the purchase price for Common Stock pursuant to an Option, or cancel underwater Options in exchange for cash, other Awards, or Options with a lower purchase price than the original Options after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 15 hereof and (ii) the Committee may not grant any reload Options. Further, an Option may not be exercisable for a period in excess of ten years. An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees. An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

(b) Restricted Stock or Restricted Stock Unit Award. Restricted Stock or a Restricted Stock Unit is an Award of stock, or in the case of a Restricted Stock Unit, a bookkeeping entry granting a Participant the right to a share of Common Stock in the future, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement. Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Committee, in its sole discretion and at any time, may require repayment or forfeiture to the Company by a Participant of dividends previously paid or accrued on unvested Restricted Stock or Restricted Stock Units. In such a case, the Company is entitled to reduce any amounts owing to an applicable Participant by the Company by any amounts owed to the Company for repayment of dividends by such Participant.

(c) SARs. An SAR is a grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common Stock on the date of exercise, and the “Grant Value” of each SAR. The Grant Value shall be not less than 100% of Fair Market Value of a share of Common Stock on the date of grant, as set forth in the Award Agreement. The Committee may not reduce the Grant Value, or cancel underwater SARs in exchange for cash, other Awards, or SARs with a lower Grant Value than the original SARs after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 15 hereof. The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash. Notwithstanding the foregoing, the Company, as determined in the sole discretion of the Committee, shall be entitled to elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread. The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years.

8. Vesting Requirements for Awards. The Committee shall comply with the following vesting guidelines in connection with making Awards representing 80% or more of the shares of Common Stock available for award under the Plan: (a) Options and SARs shall vest on a ratable basis over a period of at least three years; (b) time-vested Restricted Stock and Restricted Stock Units shall vest pursuant to a vesting schedule determined by the Committee, but in no event will any shares of Restricted Stock or Restricted Stock Units vest more quickly than ratably over a period of at least three years; and (c) performance-vested Restricted Stock and Restricted Stock

Units shall vest pursuant to a vesting schedule determined by the Committee, but in no event will any shares of Restricted Stock or Restricted Stock Units vest until the first anniversary of their respective dates of issuance. Notwithstanding the foregoing, the vesting requirements for Awards set forth in this Section 8 shall not apply to shares of Restricted Stock or Restricted Stock Units granted to a Participant as stock base salary in order to comply with limitations on compensation applicable to recipients of TARP funds.

9. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code, including Section 409A of the Code. Dividends or dividend equivalent rights may only be extended to and made part of any Award of Restricted Stock or Restricted Stock Units, subject to such terms, conditions and restrictions as the Committee may establish, provided, however, that notwithstanding anything contained in the Plan to the contrary, dividend or dividend equivalents may accrue, but will not be paid in connection with any performance-based Awards until such time, if any, as they shall vest. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments of Restricted Stock or Restricted Stock Units, including repayment or forfeiture to the Company by a Participant of dividends previously paid or accrued on unvested Restricted Stock or Restricted Stock Units as set forth in Section 7(b) hereof.

10. Stock Option Exercise. The price at which shares of Common Stock may be purchased under a Stock Option shall be paid in full at the time of the exercise in cash, either by personal check, other credit to a Participant’s bank account, wire transfer or through a broker-assisted exercise program, or by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof.

11. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Nonstatutory Stock Option or SAR is exercised or the Restricted Stock vests. In the case of Restricted Stock Units, such stock will be valued when the Restricted Stock Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding. Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

12. Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

(a) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, except (1) to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (2) for adjustments permitted under Section 15 hereof; and

(b) the Board may not, without further approval of the shareholders (i) adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the New York Stock Exchange (or if the Common Stock is not then listed on the New York Stock Exchange, the listing standards of such other exchange or inter-dealer quotation system on which the Common Stock is listed), (ii) increase the number of shares that may be issued under the Plan for

Awards, except in accordance with adjustments pursuant to Section 15 hereof, (iii) reduce the exercise price of an Option or the Grant Value of an SAR, except in accordance with the adjustments pursuant to Section 15 hereof, (iv) change the types of Awards available under the Plan or materially expand the class of persons eligible to receive awards or otherwise participate in the Plan or (v) materially increase the benefits accruing to Participants under the Plan.

13. Termination of Employment or Service. If the employment of a Participant terminates, other than pursuant to paragraphs (a) through (c) of this Section 13, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. For purposes of determining whether there has been a termination of employment or service in connection with an Award which is subject to Section 409A of the Code (including, for example, Restricted Stock Units which are held in the Company’s deferred compensation plans), a termination of employment or service shall have the same meaning as a “separation from service” under Treas. Reg. §1.409A-1(h). Notwithstanding the foregoing, (i) if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination and (ii) a non-employee director’s Option shall terminate upon the earlier of the tenth anniversary of the date of grant or the third anniversary of the termination of the Participant’s service as a director. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

(a) Retirement. When a Participant’s employment terminates as a result of Retirement or Early Retirement, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement or Early Retirement, and the exercisability and vesting of any Award may be accelerated, subject to any terms or conditions the Committee shall impose, including, in the case of Early Retirement, a requirement that the Participant enter into a confidentiality, non-competition and non-solicitation agreement with the Company.

(b) Death or Disability of a Participant.

(i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (A) to beneficiaries so designated by the Participant; if none, then (B) to a legal representative of the Participant; if none, then (C) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction.

(ii) In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, the Company’s long-term disability income plan, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (A) terminate restrictions in Award Agreements; (B) accelerate any or all installments and rights; and (C) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries; provided, however, that any such actions shall be consistent with the requirements of Section 409A of the Code and any guidance promulgated thereunder.

(iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (b) of Section 13, the Committee’s determinations shall be binding and conclusive on all interested parties.

(d) No Employment or Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment or service at any time.

14. Nonassignability. Except as provided in subsection (b) of Section 13 and this Section 14, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Options, other than Incentive Stock Options, or SARs to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of the Participant’s issue.

15. Adjustments. In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), (a) the number of Common Shares (i) reserved under the Plan, (ii) available for Incentive Stock Options, Restricted Stock or Restricted Stock Units, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards. All adjustments under this Section 15 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 15 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries.

16. Notice. Any notice to the Company required by any of the provisions of the Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them. Any notice to a Participant shall be addressed to the Participant at his or her last known address as it appears on the Company’s records.

17. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

18. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin, without giving effect to its conflicts of law provisions.

19. Effective and Termination Dates. The effective date of the Plan is April 27, 2010. The Plan shall terminate on April 26, 2020, subject to earlier termination by the Board pursuant to Section 12, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

20. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

Marshall & Ilsley Corporation

VOTE BY INTERNET OR TELEPHONE QUICK *** EASY*** IMMEDIATE

As a shareholder of Marshall & Ilsley Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on April 26, 2010.

View Proxy Materials and Vote Your Proxy on the Internet: Go to www.micorp.com/2010proxyvote Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1,2,3 AND 4, WHICH ARE PROPOSED BY MARSHALL & ILSLEY CORPORATION. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒

1.	ELECTION OF DIRECTORS:

	(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)			FOR	WITHHOLD AUTHORITY		FOR	AGAINST	ABSTAIN
	01. Jon F. Chait 02. John W. Daniels, Jr. 03. Mark F. Furlong 04. Ted D. Kellner 05. Dennis J. Kueseter	06. David J. Lubar 07. Katharine C. Lyall 08. John A. Mellowes 09. San W. Orr, Jr. 10. Robert J. O’Toole	11. Peter M. Platten, III 12. John S. Shiely 13. George E. Wardeberg 14. James B. Wigdale	☐	☐	3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO AUDIT THE FINANCIAL STATEMENTS OF	☐	☐	☐
2.	PROPOSAL TO APPROVE THE MARSHALL & ILSLEY CORPORATION 2010 EQUITY INCENTIVE PLAN		FOR AGAINST ABSTAIN ☐ ☐ ☐			MARSHALL & ILSLEY CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010
							FOR	AGAINST	ABSTAIN
						4. PROPOSAL TO APPROVE A NON-BINDING, ADVISORY PROPOSAL ON THE COMPENSATION OF MARSHALL & ILSLEY CORPORATION’S EXECUTIVE OFFICERS	☐	☐	☐

5. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2010.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Marshall & Ilsley Corporation

2010 Annual Meeting of Shareholders

Tuesday, April 27, 2010

10:00 a.m., local time

Cooley Auditorium on the Milwaukee Area Technical College Campus

1015 North 6th Street - 2nd Floor

Milwaukee, Wisconsin 53233

Enjoy the convenience of Electronic Delivery!

M&I’s shareholders have the option of receiving shareholder communications, such as the Annual Report to Shareholders and Proxy Statement, electronically via the Internet instead of by mail. Electronic delivery of shareholder materials not only saves on printing and mailing costs, but also provides convenient online access to M&I’s shareholder materials. For more information, or to sign up for electronic distribution of shareholder materials, go to www.micorp.com and click Shareholder Information.

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

MARSHALL & ILSLEY CORPORATION

The undersigned appoints Mark F. Furlong and Randall J. Erickson, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Marshall & Ilsley Corporation held of record by the undersigned at the close of business on March 1, 2010 at the 2010 Annual Meeting of Shareholders of Marshall & Ilsley Corporation to be held on April 27, 2010 or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)